Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 19, 2015

BY AND AMONG

BANK OF THE OZARKS, INC.,

BANK OF THE OZARKS,

COMMUNITY & SOUTHERN HOLDINGS, INC.

AND

COMMUNITY & SOUTHERN BANK

i

Exhibit A-1	–	Form of Voting Agreement (Company)	A1-1
Exhibit A-2	–	Form of Voting Agreement (Buyer)	A2-1
Exhibit B	–	Plan of Bank Merger	B-1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 19, 2015, by and among Bank of the Ozarks, Inc., an Arkansas corporation (“Buyer”), Bank of the Ozarks, an Arkansas state banking corporation and a wholly-owned subsidiary of Buyer (“Buyer Bank”), Community & Southern Holdings, Inc., a Delaware corporation (“Company”), and Community & Southern Bank, a Georgia state bank and wholly-owned subsidiary of Company (“Company Bank”).

W I T N E S S E T H

WHEREAS, the respective boards of directors of each of Buyer, Buyer Bank, Company and Company Bank have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and stockholders; and (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies;

WHEREAS, in accordance with the terms of this Agreement, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”), and immediately thereafter (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, as a material inducement for each of the parties to enter into this Agreement, each of the directors and certain officers and principal holders of the Company Common Stock have entered into a voting agreement dated as of the date hereof, the form of which is attached hereto as Exhibit A-1 and Buyer’s Chairman and Chief Executive Officer has entered into a voting agreement dated as of the date hereof, the form of which is attached hereto as Exhibit A-2 (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each such person has agreed, among other things, to vote in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and

WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in ARTICLE VIII hereof.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the DGCL and the ABCA. Upon consummation of the Merger, at the Effective Time the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the laws of the ABCA (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Entity upon consummation of the Merger at the Effective Time shall be the Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time.

Section 1.03 Directors and Officers of Surviving Entity. The directors and officers of the Surviving Entity immediately after the Effective Time of the Merger shall be the directors and officers of Buyer in office immediately prior to the Effective Time. Each of the directors and officers of the Surviving Entity immediately after the Effective Time of the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.

Section 1.04 Bank Merger. Immediately following the Effective Time or as promptly as practicable thereafter, Company Bank will be merged with and into Buyer Bank upon the terms and with the effect set forth in the Plan of Bank Merger, substantially in the form attached hereto as Exhibit B.

Section 1.05 Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer, Buyer Bank, Company and Company Bank will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) and the articles of merger (the “Articles of Merger”) related to the Merger that shall be filed with the Delaware Secretary of State and the Arkansas Secretary of State, respectively, on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Certificate of Merger or the Articles of Merger (whichever is later filed), or (ii) the date and time when the Merger becomes effective as set forth in the Certificate of Merger and the Articles of Merger, which shall be no later than five (5) Business Days after all of the conditions to the Closing set forth in ARTICLE VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof.

(b) The Bank Merger shall become effective as set forth in the articles of merger providing for the Bank Merger (the “Articles of Bank Merger”) that shall be filed with the Arkansas State Bank Department and, if applicable, the Georgia Department of Banking and Finance, at the later of immediately following the Effective Time or as promptly as practicable thereafter.

(c) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place beginning immediately prior to the Effective Time (such date, the “Closing Date”) at the offices of Kutak Rock LLP, 124 W. Capitol Ave., Suite 2000, Little Rock, AR 72201, or such other place as the parties may mutually agree. At the Closing, there shall be delivered to Buyer and Company the Articles of Merger, the Certificate of Merger, the Articles of Bank Merger and such other certificates and other documents required to be delivered under ARTICLE VI hereof.

Section 1.06 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Company, Company Bank, their respective Subsidiaries and their respective officers and directors shall be deemed to have granted to Buyer and Buyer Bank, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Buyer and Buyer Bank, as applicable, are authorized in the name of Company, Company Bank and their respective Subsidiaries or otherwise to take any and all such action.

Section 1.07 Reservation of Right to Revise Structure. Buyer may at any time and without the approval of Company change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to (x) Holders as Merger Consideration or (y) holders of Company Stock Options, Company RSUs, Company DSUs or Company Warrants, each as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of Holders in connection with the Merger, or (iv) require submission to or approval of Company’s stockholders after the plan of merger set forth in this Agreement has been approved by Company’s stockholders. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Buyer Bank, Company Bank, Company or any stockholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock owned directly by Buyer, Company or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, treasury stock and shares described in Section 2.01(b) above) shall automatically and without any further action on the part of the Holder thereof be converted into the right to receive the per share Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock.

(d) Each share of Company Stock issued and outstanding immediately prior to the Effective Time, the Holder of which has not voted in favor of nor consented in writing to the approval of the Merger and who has properly perfected such Holder’s dissenter’s rights of appraisal by following the exact procedure required by Section 262 of the DGCL is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such Holder pursuant to the applicable provisions of the DGCL. Each Holder of Dissenting Shares (hereinafter called a “Dissenting Stockholder”) shall be entitled to receive the value of such Dissenting Shares held by the Dissenting Stockholder in accordance with the applicable provisions of the DGCL; provided, such Holder complies with the procedures contemplated by and set forth in the applicable provisions of the DGCL. If any Dissenting Stockholder shall effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the DGCL, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the per share Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement.

Section 2.02 Company Stock-Based Awards. Company Stock Options, Company RSUs, Company DSUs and Company Warrants will be treated in accordance with Section 5.21.

Section 2.03 Rights as Stockholders; Stock Transfers. At the Effective Time, all shares of Company Common Stock, when converted in accordance with Section 2.01(c) above, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the per share Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with this ARTICLE II. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of Company, other than the right to receive the per share Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this ARTICLE II. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.04 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay or cause to be paid to each holder of a fractional share of Buyer Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in Buyer Common Stock to which such holder would otherwise be entitled by the Buyer Average Stock Price.

Section 2.05 Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. The business purpose of the Merger and the Bank Merger is to combine two financial institutions to create a strong community-based commercial banking franchise.

Section 2.06 Exchange Procedures. As promptly as practicable after the Effective Time but in no event later than one (1) Business Day after the Closing Date, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail or otherwise cause to be delivered to each Holder appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration as provided for in this Agreement (the “Letter of Transmittal”).

Section 2.07 Deposit of Merger Consideration.

(a) Prior to the Effective Time, Buyer shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of Buyer Common Stock sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to promptly pay such Merger Consideration and cash in lieu of fractional shares within two (2) Business Days, or as promptly as practicable thereafter, upon receipt of a properly completed Letter of Transmittal in accordance with this Agreement.

(b) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any stockholders of Company who have not theretofore complied with this Section 2.07 and Section 2.08(a) shall thereafter look only to Buyer for the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any Holder represented by any Certificate or Book-Entry Share for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate or Book-Entry Share, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.08 Delivery of Merger Consideration.

(a) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal timely delivered to the Exchange Agent, a Holder will be entitled to receive such Holder’s pro rata portion of the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor (with such cash rounded to the nearest whole cent) in respect of the shares of Company Common Stock represented by such Holder’s Certificates or Book-Entry Shares. The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or shares of Buyer Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of Company Common Stock for exchange as provided in this ARTICLE II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent.

(b) All shares of Buyer Common Stock to be issued pursuant to the Merger, including shares issued with respect to Company Stock Options, Company RSUs, Company DSUs and Company Warrants in accordance with Section 5.21, shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Buyer in respect of the Buyer Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Buyer Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this ARTICLE II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Buyer Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(c) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as applicable.

Section 2.09 Anti-Dilution Provisions. In the event that on or after the first trading day used in determining the Buyer Average Stock Price and before the Effective Time Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio (and correspondingly the Option Payment, the Warrant Payment, the DSU Payment and the RSU Payment) shall be equitably adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction, or (ii) Buyer issues employee or director stock options, restricted stock awards, grants or similar equity awards or Buyer issues Buyer Common Stock upon exercise or vesting of any such options, grants or awards.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

Section 3.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Company and Company Bank have delivered to Buyer and Buyer Bank a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE III or to one or more of its covenants contained in ARTICLE V; provided, however, that nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b) Except as set forth in the Company Disclosure Schedule, Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer that the statements contained in this ARTICLE III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date.

Section 3.02 Organization, Standing and Authority.

(a) Company is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended. Company is duly licensed or qualified to do business as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Company.

(b) Company Bank is a Georgia state-chartered bank duly organized, validly existing and in good standing under the Laws of the State of Georgia. Company Bank is duly licensed or qualified to do business in Georgia and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Company Bank. Company Bank is a member of the Federal Home Loan Bank of Atlanta.

Section 3.03 Capital Stock.

(a) The authorized capital stock of Company consists solely of 100,000,000 shares of Company Common Stock, of which 36,949,266 shares are issued and outstanding and 208 shares of Company Common Stock held in treasury. As of the date hereof, there are 169,300 outstanding Company RSUs, 30,926 outstanding Company DSUs, 3,450,818 outstanding Company Stock Options with a weighted average exercise price of $10.37 per share, and 285,970 outstanding Company Warrants with an exercise price of $10.00 per share. As of the date hereof, 484,330 shares of Company Common Stock are available for issuance under the Company Stock Plans. There are no shares of Company Common Stock held by any of Company’s Subsidiaries. Company Disclosure Schedule 3.03(a) sets forth the name and address, as reflected on the books and records of Company, of each Holder, and the number of shares of Company Common Stock held by each such Holder. The outstanding shares of Company Common Stock are duly authorized and validly issued and fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Company stockholder. All shares of Company’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b) Company Disclosure Schedule 3.03(b) sets forth for each grant or award of Company Stock Options, Company RSUs, Company DSUs, Company Warrants or other outstanding Rights of Company the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) the vesting schedule, (v) exercise price, (vi) number of shares of Company Common Stock, or any other security of Company, subject to such award, (vii) the number of shares subject to such award that are exercisable or have vested as of the date of this Agreement, and (viii) the name of the Company Stock Plan under which such award was granted, if applicable. Except as set forth in Company Disclosure Schedule 3.03(b), all shares of Company Common Stock issuable upon exercise (or settlement, as applicable) of Company Stock Options, Company Warrants, Company DSUs and Company RSUs, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and will not be issued in violation of preemptive rights or any Law. Each Company Stock Option, Company RSU, and Company DSU was properly accounted for on the books and records of Company and qualifies for the tax and accounting treatment afforded thereto in Company’s Tax Returns and Financial Statements, respectively. Each grant of Company Stock Options, Company DSUs, Company RSUs and Company Warrants was appropriately authorized by the Company Board or the compensation committee thereof, was made in accordance with the terms of the Company Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the Company Board or the compensation committee thereof. The per share exercise price of each Company Stock Option was determined in accordance with the Company Stock Plans and was not less than the fair market value of a share of Company Common Stock on the applicable date on which the related grant was by its terms to be effective. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Company Disclosure Schedule 3.03(b). There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the Stockholder Agreement and the Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of Company’s capital stock. Except for the Registration Rights Agreement dated as of January 20, 2010 between Company and the holders a party thereto, which such agreement will be terminated immediately prior to the Effective Time, there are no agreements or arrangements under which Company is obligated to register the sale of any of its securities under the Securities Act.

(c) All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, except as set forth in the Stockholder Agreement. Neither Company nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

Section 3.04 Subsidiaries.

(a) Company Disclosure Schedule 3.04(a) sets forth a complete and accurate list of all Subsidiaries of Company and Company Bank, including the jurisdiction of organization and all jurisdictions that such entity is qualified to do business. Except as set forth in Company Disclosure Schedule 3.04(a), (i) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Company Subsidiary, (ii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (iv) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by Company, directly or indirectly, are validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Company or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(b) In the case of Company, except for its ownership of Company Bank, it does not own, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than as collateral for any Loan. Neither Company nor any of Company’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, except as set forth in Company Disclosure Schedule 3.04(b).

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified has not had, and is not reasonably expected to have, a Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth in Company Disclosure Schedule 3.04(a).

Section 3.05 Corporate Power; Minute Books.

(a) Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite Company Stockholder Approval.

(b) Company has made available to Buyer a complete and correct copy of its Certificate of Incorporation and Bylaws or equivalent organizational documents, each as amended to date, of Company and each of its Subsidiaries, the minute books of Company and each of its Subsidiaries, and the stock ledgers and stock transfer books of Company and each of its Subsidiaries. Neither Company nor any of its Subsidiaries is in violation of any of the terms of its Certificate of Incorporation, Bylaws or equivalent organizational documents. The minute books of Company and each of its Subsidiaries contain records of all meetings held by, and all other corporate actions of, their respective stockholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of Company and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of Company and each of its Subsidiaries.

Section 3.06 Corporate Authority. Subject only to the receipt of the Requisite Company Stockholder Approval at the Company Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Company and Company Bank and Company’s and Company Bank’s respective boards of directors on or prior to the date hereof. Company, as the sole shareholder of Company Bank, has approved this Agreement, the Plan of Bank Merger and the Bank Merger. Company Board has directed that this Agreement be submitted to Company’s stockholders for approval at a meeting of such stockholders and, except for the receipt of the Requisite Company Stockholder Approval in accordance with the DGCL and Company’s Certificate of Incorporation and Bylaws, no other vote of the stockholders of Company or shareholders of Company Bank is required by Law, the Certificate of Incorporation of Company and Company Bank, the Bylaws of Company and Company Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company and Company Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC (including with respect to the transfer of the FDIC Agreements to Buyer, if such agreements have not been terminated prior to the Closing Date), the Arkansas State Bank Department, the Georgia Department of Banking and Finance, the filing of the Articles of Merger and Certificate of Merger with the Arkansas Secretary of State and the Delaware Secretary of State, respectively, the filing of the Articles of Bank Merger with the Arkansas State Bank Department, the Georgia Department of Banking and Finance and the Georgia Secretary of State, and the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite Company Stockholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Company and Company Bank do not and will not (i) constitute a breach or violation of, or a default under, the Certificate of Incorporation, Bylaws or similar governing documents of Company, Company Bank, or any of their respective Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Company or any of its Subsidiaries or to which Company or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation.

(b) As of the date hereof, Company has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.08 Financial Statements; Internal Controls.

(a) Company has previously delivered or made available to Buyer copies of Company’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2014, 2013 and 2012, accompanied by the unqualified audit reports of PricewaterhouseCoopers LLP, independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited interim consolidated financial statements for the nine months ended September 30, 2014 and 2015 (the “Unaudited Financial Statements;” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flows of Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than the Company’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of Company. The audits of Company have been conducted in accordance with GAAP. Since September 30, 2015, neither Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in Company’s Ordinary Course of Business since September 30, 2015. True, correct and complete copies of the Financial Statements are set forth in Company Disclosure Schedule 3.08(a).

(b) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal account controls described in the following sentence. Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Company has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

(c) Since January 1, 2010, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(d) Company Disclosure Schedule 3.08(d) contains an unaudited pro forma balance sheet reflecting the un-marked, stated book values of the assets and liabilities purchased and assumed by Company Bank on October 9, 2015 pursuant to the CertusBank Transaction.

Section 3.09 Regulatory Reports. Since January 1, 2010, Company and its Subsidiaries have duly filed with the FRB, the FDIC, and any other applicable Governmental Authority, in correct form, the material reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance with the requirements of applicable Laws and regulations. Except as set forth in Company Disclosure Schedule 3.09, other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business of Company and its Subsidiaries, no Governmental Authority has notified Company or any of its Subsidiaries that it has initiated any proceeding or, to Company’s Knowledge, threatened an investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2010. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.09, there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2010.

Section 3.10 Absence of Certain Changes or Events. Except as set forth in Company Disclosure Schedule 3.10, or as otherwise expressly contemplated by this Agreement, since

December 31, 2014, there has not been (a) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or any of its Subsidiaries, and to Company’s Knowledge, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company or any of its Subsidiaries in the future; (b) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by Company’s independent accountants; (c) any entry by Company or any of its Subsidiaries into any contract or commitment of (i) more than $100,000 or (ii) $50,000 per annum with a term of more than one year, other than purchases or sales of Company Investment Securities, and loans and loan commitments, all in the Ordinary Course of Business; (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the Ordinary Course of Business; (e) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than normal salary adjustments to employees made in the Ordinary Course of Business), or the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards, deferred stock unit awards or any other stock-based award (other than any such awards granted in the Ordinary Course of Business and set forth in Company Disclosure Schedule 3.03(b)), any grant of severance or termination pay (other than individual severance or termination payments of less than $20,000 each that have been paid by Company or any of its Subsidiaries as of the date hereof), or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries; (f) any material election or material changes in existing elections made by Company or any of its Subsidiaries for federal or state Tax purposes; (g) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (h) other than the CertusBank Transaction, any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than Company Investment Securities or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; or (i) any lease of real or personal property entered into, other than in connection with foreclosed property or in the Ordinary Course of Business.

Section 3.11 Legal Proceedings.

(a) Other than as set forth in Company Disclosure Schedule 3.11(a), there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) Other than as set forth on Company Disclosure Schedule 3.11(b), there is no injunction, order, judgment or decree imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 3.12 Compliance With Laws.

(a) Company and each of its Subsidiaries is, and have been since January 1, 2010, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither Company nor any of its Subsidiaries has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b) Company and each of its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Neither Company nor any of its Subsidiaries has received, since January 1, 2010, written or, to Company’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

Section 3.13 Company Material Contracts; Defaults.

(a) Except as set forth in Company Disclosure Schedule 3.13(a), neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreements or arrangements; (ii) which would entitle any present or former director, officer, employee, consultant or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries; (iii) which, upon the execution or delivery of this Agreement, stockholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, severance pay or otherwise) becoming due from Company, Company Bank, the Surviving Entity, or any of their respective Subsidiaries to any officer, employee or director thereof; (iv) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (v) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of Company, each Company Bank or their respective Subsidiaries; (vi) related to the borrowing by Company or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (vii) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof; (viii) relating to the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (ix) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties or which limits payments of dividends; (x) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $100,000 in the aggregate; (xi) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xii) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (xiii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Company, Company Bank or any of their respective Affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of Company or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xiv) pursuant to which Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), is set forth in Company Disclosure Schedule 3.13(a), and is referred to herein as a “Company Material Contract.” Company has previously made available to Buyer true, complete and correct copies of each such Company Material Contract, including any and all amendments and modifications thereto.

(b) (i) Each Company Material Contract is valid and binding on Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had, a Material Adverse Effect; and (ii) neither Company nor any of its Subsidiaries is in default under any Company Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except to the extent that such default or event of default has not had, and is not reasonably likely to have, a Material Adverse Effect. No power of attorney or similar authorization given directly or indirectly by Company or any of its Subsidiaries is currently outstanding.

(c) Company Disclosure Schedule 3.13(c) sets forth a true and complete list of all Company Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by Company or Company Bank of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

Section 3.14 Agreements with Regulatory Agencies. Except as set forth in Company Disclosure Schedule 3.14, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each, whether or not set forth in Company Disclosure Schedule 3.14, a “Company Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of Company’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has Company or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Company Regulatory Agreement. To Company’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.

Section 3.15 Brokers; Fairness Opinion. Neither Company, Company Bank nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to Sandler O’Neill & Partners, L.P. (“Company Financial Advisor”), in accordance with the terms of a letter agreement between Company Financial Advisor and Company, a true, complete and correct copy of which has been previously delivered by Company to Buyer. Company has received the opinion of the Company Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to Buyer) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Company, any of its Subsidiaries or any of Company’s related organizations described in Code Sections 414(b), (c) or (m), or any entity which is considered one employer with Company, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”) (such current employees collectively, the “Company Employees”), (ii) covering current or former directors of Company, any of its Subsidiaries, or ERISA Affiliates, or (iii) with respect to which Company or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA (all such plans, contracts, policies or arrangements in (i)-(iii) hereof, with the exception of plans, contracts, policies or arrangements sponsored or maintained by an ERISA Affiliate, are collectively referred to as the “Company Benefit Plans”), are identified and described in Company Disclosure Schedule 3.16(a). Neither Company nor any of its Subsidiaries or ERISA Affiliates has any stated plan, intention or commitment to establish any new company benefit plan or has made any specific commitment to modify any Company Benefit Plan (except to the extent required by Law).

(b) Company has made available to Buyer true and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, notification and advisory letters, with respect thereto and including any correspondence from any regulatory agency. In addition, with respect to the Company Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports,, service contracts, fidelity bonds and employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under ERISA 404(a)(5) have been made available to Buyer.

(c) All Company Benefit Plans are in compliance in form and operation with all applicable Laws, including ERISA and the Code in all material respects. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“Company 401(a) Plan”), has received a favorable determination letter from the IRS, or is maintained under a prototype or volume submitter document and is entitled to rely on a favorable opinion or advisory letter from the IRS, and neither Company nor Company Bank is aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion, or advisory letter or the loss of the qualification of such Company 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would reasonably be expected to result in the Company 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All Company Benefit Plans have been administered in accordance with their terms in all material respects. There is no pending or, to Company’s Knowledge, threatened litigation or regulatory action relating to the Company Benefit Plans. Neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan, including a Company 401(a) Plan that could reasonably be expected to subject Company or any of its Subsidiaries to a material tax or material penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No Company 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, investigations, inquiries or proceedings pending or, to Company’s knowledge, threatened by the IRS or the Department of Labor with respect to any Company Benefit Plan.

(d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or any ERISA Affiliates with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, any of its Subsidiaries or any ERISA Affiliates. Neither Company, Company Bank nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of Company, Company Bank, or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time and neither Company, any of its Subsidiaries or ERISA Affiliates have incurred, and do not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any Company Benefit Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated by this Agreement.

(e) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the consolidated financial statements of Company.

(f) Except as set forth in Company Disclosure Schedule 3.16(f), no Company Benefit Plan provides and Company has not proposed or promised any arrangement that provides for any liability to provide life insurance, medical or other employee welfare benefits to any Company Employee, or any of their affiliates, upon his or her retirement or termination of employment for any reason, except as may be required by Law.

(g) Except as set forth in Company Disclosure Schedule 3.16(g) or otherwise provided for in this Agreement, neither the execution of this Agreement, stockholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans.

(h) Each Company Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code. No payment or award that has been made to any participant under a Company Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither Company nor any of its Subsidiaries (i) has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (ii) has been required to report to any Government Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

(i) Company Disclosure Schedule 3.16(i) contains a schedule showing the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as change-in-control payments based, in part, upon incentive payments earned in 2015 but payable in January 2016), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of Company or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(j) Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company or any of its Subsidiaries for purposes of each Company Benefit Plan, ERISA, and the Code.

Section 3.17 Labor Matters. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company or Company Bank aware of any activity involving Company Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor.

Section 3.18 Environmental Matters.

(a) To Company’s Knowledge, there has been no release of Hazardous Substances at, on, or under any Company Loan Property, real property currently owned, operated or leased by Company or any of its Subsidiaries (including buildings or other structures) or formerly owned, operated or leased by Company or any of its Subsidiaries or any predecessor, that has formed or that could reasonably be expected to form the basis of any Environmental Claim against Company or any of its Subsidiaries.

(b) Neither Company nor any of its Subsidiaries has acquired, nor is any of them now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(c) Neither Company nor any of its Subsidiaries has previously been nor is any of them now in violation of or noncompliant with applicable Environmental Law.

(d) To Company’s Knowledge, neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(e) Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

(f) Neither Company nor any of its Subsidiaries has received notice of any Lien or encumbrance having been imposed on any Company Loan Property or any property owned, operated or leased by Company or its Subsidiaries in connection with any liability or potential liability arising from or related to Environmental Law, and there is no action, proceeding, writ, injunction or claim pending or, to Company’s Knowledge, threatened which could result in the imposition or any such Lien or encumbrance on any Company Loan Property or property owned, operated or leased by Company or any of its Subsidiaries.

(g) Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(h) There are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, or any currently or, to Company’s Knowledge, formerly owned, operated or leased property, or any Company Loan Property that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Company or any of its Subsidiaries, or (ii) result in any restriction on the ownership, use, or transfer of any such property.

(i) Company has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information known to Company or Company Bank and in their possession or reasonably available to them relating to environmental conditions at or on any real property (including buildings or other structures) currently owned, operated or leased by Company or any of its Subsidiaries. Company Disclosure Schedule 3.18(i) includes a list of the environmental reports and other information provided.

(j) There is no litigation pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries, or affecting any property now owned or, to Company’s Knowledge, formerly owned, used or leased by Company or any of its Subsidiaries or any predecessor, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.

(k) To the Company’s Knowledge, there are no underground storage tanks on, in or under any property currently owned, operated or leased by Company or any of its Subsidiaries, except as set forth in Company Disclosure Schedule 3.18(k).

Section 3.19 Tax Matters.

(a) Each of Company and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. Except as set forth in Company Disclosure Schedule 3.19(a), all material Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Except as set forth in Company Disclosure Schedule 3.19(a), Company is not currently the beneficiary of any extension of time within which to file any Tax Return and neither Company nor any of its Subsidiaries currently has any open tax years. Since January 1, 2010, no claim has been made to Company by any Governmental Authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(b) Company and each of its Subsidiaries, as applicable, have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Company’s Knowledge, pending with respect to Company or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Company nor any of its Subsidiaries has received in writing from any foreign, federal, state, or local taxing authority (including jurisdictions where Company and or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any of its Subsidiaries.

(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to Company for taxable periods ended December 31, 2014, 2013, 2012 and 2011. Company has delivered to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company with respect to income Taxes filed for the years ended December 31, 2014, 2013, 2012 and 2011. Company has timely and properly taken such actions in response to and in compliance with notices that Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law.

(e) Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Other than a Tax allocation or sharing agreement between Company and Company Bank, neither Company nor Company Bank is a party to or bound by any Tax allocation or sharing agreement. Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Company (i) do not exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements delivered to Buyer (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Company in filing its Tax Returns. Since December 31, 2014, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax

Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Company has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

Section 3.20 Investment Securities. Company Disclosure Schedule 3.20(a) sets forth as of September 30, 2015, the Company Investment Securities, as well as any purchases or sales of Company Investment Securities between September 30, 2015 to and including the date hereof, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any Company Investment Securities sold during such time period after September 30, 2015. Neither Company nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Company Bank.

Section 3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable Laws and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Each Derivative Transaction is listed in Disclosure Schedule Section 3.21(b), and the financial position of Company or Company Bank under or with respect to each has been reflected in the books and records of Company or Company Bank in accordance with GAAP, and no open exposure of Company or Company Bank with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in Disclosure Schedule Section 3.21(b).

(c) No Derivative Transaction, were it to be a Loan held by Company or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.

Section 3.22 Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC and the Georgia Department of Banking and Finance. Company is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Company Disclosure Schedule 3.23(a) identifies any written loan, loan agreement, note or borrowing arrangement and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which Company, Company Bank or any of their respective Subsidiaries is a party (collectively, “Loans”), under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest as of September 30, 2015 and such list as of the date hereof.

(b) Company Disclosure Schedule 3.23(b) identifies each Loan that was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of September 30, 2015 and such list as of the date hereof.

(c) Company Disclosure Schedule 3.23(c) identifies each asset of Company or any of its Subsidiaries that as of September 30, 2015 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since September 30, 2015 and any sales of OREO between September 30, 2015 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

(d) Each Loan held in Company’s, Company Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) to Company’s and Company Bank’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) All currently outstanding Company Loans (to the extent such loans were not originated by Company Bank, to Company’s Knowledge) were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and, to the extent originated by Company Bank, Company Bank’s lending policies at the time of origination of such Company Loans, and the notes or other credit or security documents with respect to each such outstanding Company Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company or Company Bank, as applicable. All such Company Loans are owned by Company or Company Bank free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Atlanta). No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company or Company Bank for which there is a reasonable possibility of an adverse determination, and neither Company nor Company Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to Company Bank. Except as set forth in Company Disclosure Schedule 3.23(e), no Company Loans are presently serviced by third parties, and there is no obligation which could result in any Company Loan becoming subject to any third party servicing.

(f) Neither Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Company or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Company or any of its Subsidiaries, and none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g) Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2010, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 3.24 Allowance for Loan and Lease Losses. Company’s allowance for loan and lease losses as reflected in each of (i) the latest balance sheet included in the Audited Financial Statements and (ii) in the balance sheet as of September 30, 2015 included in the Unaudited Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance with Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.25 Trust Business; Administration of Fiduciary Accounts. Except as set forth on Company Disclosure Schedule 3.25, neither Company nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.26 Investment Management and Related Activities. Except as set forth in Company Disclosure Schedule 3.26, none of Company, any Company Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28 Deposit Insurance. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by Law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Company’s and Company Bank’s Knowledge, threatened.

Section 3.29 Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as set forth in Company Disclosure Schedule 3.29, neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither Company nor any of its Subsidiaries is aware of or has Knowledge (because of Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2014, filed with the FDIC, or otherwise), that any facts or circumstances exist, which would cause Company or Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.30 Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.30, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater stockholder of Company or any of its Subsidiaries or to any of their respective Affiliates or Associates or other Affiliate of Company or any of its Subsidiaries, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business. Except as set forth in Company Disclosure Schedule 3.30, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between Company or any of Company’s Subsidiaries and any of their respective Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.31 Tangible Properties and Assets.

(a) Company Disclosure Schedule 3.31(a) sets forth a true, correct and complete list of all real property owned by Company and each of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.31(a), Company or its Subsidiaries has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. Except as set forth on Company Disclosure Schedule 3.31(a), there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in Company Disclosure Schedule 3.31(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Buyer.

(b) Company Disclosure Schedule 3.31(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To Company’s and Company Bank’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Company and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases. True and complete copies of all leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in Company Disclosure Schedule 3.31(b), have been furnished or made available to Buyer.

(c) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of Company and its Subsidiaries except where such condition has not had, nor is reasonably likely to have, a Material Adverse Effect on Company or any of its Subsidiaries.

Section 3.32 Intellectual Property. Company Disclosure Schedule 3.32 sets forth a true, complete and correct list of all Company Intellectual Property. Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company and its Subsidiaries as currently conducted. The Company Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property. None of Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Company of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Company or any of its Subsidiaries is a party and pursuant to which Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software and neither Company nor any of its Subsidiaries has received notice challenging Company’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any of Company Intellectual Property.

Section 3.33 Insurance.

(a) Company Disclosure Schedule 3.33(a) identifies all of the insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Company and Company Bank reasonably have determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, neither Company nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Company nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) Company Disclosure Schedule Section 3.33(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by Company Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Company’s BOLI. Neither Company nor any of Company’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

Section 3.34 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.35 Company Information. The information relating to Company and its Subsidiaries that is provided by or on behalf of Company for inclusion in the Proxy Statement-Prospectus and the Registration Statement, or for inclusion in any Regulatory Approval or other application, notification or document filed with any other Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to Company’s stockholders and as of the date of the Company Meeting, with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, and with respect to any application or other document filed or submitted to any Governmental Authority, as of the date filed or submitted, as applicable) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement-Prospectus relating to Company and Company’s Subsidiaries and other portions thereof within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 3.36 Transaction Costs. Company Disclosure Schedule 3.36 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Company and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.

Section 3.37 No Knowledge of Breach. Neither Company nor any of its Subsidiaries has any Knowledge of any facts or circumstances that would result in Buyer or Buyer Bank being in breach on the date of execution of this Agreement of any representations and warranties of Buyer or Buyer Bank set forth in ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Section 4.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE IV; provided, however, that nothing in the Buyer Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b) Except as set forth in the Buyer Disclosure Schedule, Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company that the statements contained in this ARTICLE IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date.

Section 4.02 Organization, Standing and Authority.

(a) Buyer is an Arkansas corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”) and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Company. Buyer is duly licensed or qualified to do business in the State of Arkansas and each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer.

(b) Buyer Bank is an Arkansas state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas. Buyer Bank is duly licensed or qualified to do business in the State of Arkansas and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer Bank. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Dallas.

Section 4.03 Capital Stock. The authorized capital stock of Buyer consists of (a) 1,000,000 shares of preferred stock, $0.01 par value per share, of which, as of September 30, 2015 no shares were outstanding and (b) 125,000,000 shares of Buyer Common Stock, of which, as of September 30, 2015, 88,264,627 shares were issued and outstanding. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of Buyer’s capital stock issued and outstanding (and in the case of shares of capital stock issued prior to January 1, 2010, to Buyer’s Knowledge) have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

Section 4.04 Corporate Power. Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

Section 4.05 Corporate Authority. Subject only to the receipt of the Requisite Buyer Shareholder Approval at the Buyer Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank on or prior to the date hereof. Buyer and Buyer Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 SEC Documents; Financial Statements.

(a) Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since December 31, 2012 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports.

(b) The consolidated financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(c) Buyer (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the

Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of Buyer’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

Section 4.07 Regulatory Reports. Since January 1, 2010, Buyer and Buyer Bank have filed with the FDIC, the FRB, the Arkansas State Bank Department and any other applicable Governmental Authority, all material reports and other documents, that they were required to file under applicable Law (other than Buyer Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2010 which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. There is no material unresolved violation or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations by any such Governmental Authority of Buyer or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.08 Regulatory Approvals; No Defaults. Subject to the receipt of the Requisite Buyer Shareholder Approval, the Regulatory Approvals and any required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not, (i) constitute a breach or violation of, or a default under, the Buyer Articles or Buyer Bylaws, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

Section 4.09 Buyer Information. As of the date of the Proxy Statement-Prospectus and the date of the Buyer Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement prepared pursuant to the Securities Act and the regulations thereunder, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that any information contained in any Buyer Report as of a later date shall be deemed to modify information as of an earlier date.

Section 4.10 Absence of Certain Changes or Events. Except as reflected or disclosed in Buyer’s Annual Report on Form 10-K for the year ended December 31, 2014 or in the Buyer Reports since December 31, 2014, as filed with the SEC, there has been no change or development with respect to Buyer and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Buyer.

Section 4.11 Compliance with Laws. Buyer and each of its Subsidiaries is and since January 1, 2010 has been in compliance in all material respects with all applicable federal, state, and local Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, except where the failure to be in such compliance would not have a Material Adverse Effect with respect to Buyer.

Section 4.12 Brokers. No broker, investment banker, financial advisor or other Person, other than FIG Partners, LLC, the fees and expenses of which will be paid by Buyer, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.13 Tax Matters. Buyer and each of its Subsidiaries have filed all material Tax Returns that they were required to file under applicable Laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Neither Buyer nor any of its Subsidiaries currently has any open tax years prior to 2012. Since January 1, 2010, no claim has been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

Section 4.14 Regulatory Capitalization. Buyer Bank is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.15 No Financing. Buyer has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.

Section 4.16 No Knowledge of Breach. Neither Buyer nor Buyer Bank has any Knowledge of any facts or circumstances that would result in Company or Company Bank being in breach on the date of execution of this Agreement of any representations and warranties of Company or Company Bank set forth in ARTICLE III.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Company shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, Company and each of its Subsidiaries shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact Company’s equity capital, operate only in the Ordinary Course of Business and in accordance with the limitations set forth in this Section 5.01 unless otherwise consented to in writing by Buyer, which for purposes of requesting and giving consent under this Section 5.01, Company’s and Company Bank’s representative shall be Company’s General Counsel and Chief Strategy Officer (or such other person or persons designated in writing by such General Counsel and Chief Strategy Officer) and Buyer’s representative shall be Buyer’s Director of Mergers and Acquisitions (or such other person or persons designated in writing by such Director of Mergers and Acquisitions); provided, however, that with respect to Section 5.01(q)(i), Section 5.01(r) and Section 5.01(s), if Buyer shall not have disapproved of Company’s request in writing within two (2) Business Days upon receipt of such written request from Company or Company Bank, then such request shall be deemed to be approved by Buyer. Company and Company Bank will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries, (iii) preserve for itself and Buyer the goodwill of its customers, employees, lessors and others with whom business relationships exist, (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in Company Disclosure Schedule 5.01, (y) as otherwise expressly required by this Agreement, or (y) consented to in writing by Buyer, the Company shall not and shall not permit its Subsidiaries to:

(a) Stock. (i) Except as set forth in Company Disclosure Schedule 5.01(a), issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (except for issuances of Company Common Stock upon the exercise of Company Stock Options and Company Warrants or the vesting and/or settling of Company RSUs or Company DSUs outstanding on the date hereof and included in Company Disclosure Schedule 3.03(b)), any Rights, any new award or grant under the Company Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time (other than the acquisition of shares of Company Common Stock from a holder of Company RSUs, Company DSUs or Company Stock Options in satisfaction of withholding obligations or in payment of the exercise price, as may be permitted pursuant to Company Stock Plans or the applicable award agreements).

(b) Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for payments from Company Bank to Company.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of Company or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of Company or any of its Subsidiaries other than as disclosed in Company Disclosure Schedule 5.01(c), (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to Buyer and set forth in Company Disclosure Schedule 5.01(c), and (iv) bonus payments in the Ordinary Course of Business and pursuant to plans in effect on the date hereof, provided that, such payments shall not exceed the aggregate amount set forth in Company Disclosure Schedule 5.01(c) and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring. Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Company Disclosure Schedule 5.01(e), (iii) as previously disclosed to Buyer and set forth in Company Disclosure Schedule 5.01(e), or

(iv) as may be required pursuant to the terms of this Agreement) any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any of its Subsidiaries.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Company Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(g) Dispositions. Except as set forth on Company Disclosure Schedule 5.01(g) or in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Company or any of its Subsidiaries.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by Buyer pursuant to any other applicable paragraph of this Section 5.01.

(i) Capital Expenditures. Make any capital expenditures in amounts exceeding $50,000 individually, or $100,000 in the aggregate.

(j) Governing Documents. Amend Company’s Certificate of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP.

(l) Contracts. Except as set forth in Company Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend, or waive any material provision of, any Company Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Company or any of its Subsidiaries, or enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations requested by Buyer.

(m) Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by

Company or any of its Subsidiaries of an amount which exceeds $25,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of Company or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

(n) Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; or (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies.

(o) Derivative Transactions. Enter into any Derivative Transaction.

(p) Indebtedness. Incur, modify, extend or renegotiate any indebtedness of Company or Company Bank or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, purchases of Federal Home Loan Bank advances that have a maturity under twelve (12) months and a cost less than 0.5%, and purchases of brokered certificates of deposit that have a maturity under twelve (12) months and a cost less than 0.5%, which are in each case in the Ordinary Course of Business), provided any consent requested of Buyer will not be unreasonably withheld or delayed.

(q) Investment Securities. (i) Acquire (other than (x) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (y) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the Company Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.

(r) Deposits. Other than in connection with the CertusBank Transaction, make any changes to deposit pricing (other than immaterial changes on an individual customer basis, consistent with past practices).

(s) Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in Company Disclosure Schedule 5.01(s), (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by Company or any of its Subsidiaries to such borrower or its Affiliates would be in excess of $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $200,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) secured loan over $5,000,000, (E) any loan that is not made in conformity with Company’s ordinary course lending policies and guidelines in effect as of the date hereof, or (F) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of Company or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $8,000,000, (ii) sell any loan or loan pools in excess of $5,000,000 in principal amount or sale price, or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where the Company or any of its Subsidiaries retains any servicing rights. The limits set forth in this Section 5.01(s) may be increased upon mutual agreement of the parties, provided such adjustments shall be memorialized in writing by all parties thereto.

(t) Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Company or its Subsidiaries.

(u) Taxes. Except as required by applicable Law, make, in any manner different from Company’s prior custom and practice, or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this subsection (u), “material” shall mean affecting or relating to $10,000 or more in Taxes or $25,000 or more of taxable income.

(v) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Company Material Contract, Lease or other material agreement or material license to which Company or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.

(w) Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(x) Adverse Actions. Except as expressly contemplated or permitted by this Agreement, without the prior written consent of Buyer, Company will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair Company’s ability to consummate the Merger or the transactions contemplated by this Agreement, (ii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (iii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

(y) Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z) Facilities. Except as set forth in Company Disclosure Schedule 5.01(z) or as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by Buyer.

(aa) Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(bb) Commitments. (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

Section 5.02 Covenants of Buyer.

(a) Affirmative Covenants. From the date hereof until the Effective Time, Buyer will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b) Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (ii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (iii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in ARTICLE VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04 Stockholder Approval.

(a) Company Stockholder Approval.

(i) Following the execution of this Agreement, Company shall take, in accordance with applicable Law and the Certificate of Incorporation and Bylaws of Company, all action necessary to convene a special meeting of its stockholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s stockholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”) and shall take all lawful action to solicit such approval by such stockholders. Company shall use its commercially reasonable efforts to obtain the Requisite Company Stockholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Meeting are solicited in compliance with the DGCL, the Certificate of Incorporation and Bylaws of Company, and all other applicable legal requirements. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company stockholders at the Company Meeting.

(ii) Except to the extent provided otherwise in Section 5.09, the Company Board shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the stockholders of Company and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s stockholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of Buyer or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the Company Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Stockholder Approval, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would result in a breach of the fiduciary duties of Company Board. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

(b) Buyer Shareholder Approval.

(i) Following the execution of this Agreement, Buyer shall take, in accordance with applicable Law, applicable rules of NASDAQ and the Buyer Articles and Buyer Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Company) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of Buyer in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Buyer Meeting”).

(ii) Buyer shall use its commercially reasonable efforts to obtain the Requisite Buyer Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Buyer Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Buyer in connection with the Buyer Meeting are solicited in compliance with the ABCA, Buyer Articles and Buyer Bylaws, and all other applicable legal requirements. Buyer shall keep Company updated with respect to the proxy solicitation results in connection with the Buyer Meeting as reasonably requested by Company. Buyer’s board of directors shall recommend that Buyer’s shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Buyer’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Buyer Recommendation”), and the Proxy Statement-Prospectus shall include the Buyer Recommendation.

Section 5.05 Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of Buyer Common Stock in the transactions contemplated by this Agreement (including the Proxy Statement-Prospectus and all related documents). Company shall use its commercially reasonable efforts to deliver to Buyer such financial statements and related analysis of the Company, including Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company, as may be required in order to file the Registration Statement, and any other report required to be filed by Buyer with the SEC, in each case, in compliance with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to Buyer to review. Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its stockholders.

(b) Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and

all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and Buyer will provide Company and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Buyer shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Company to mail such amendment or supplement to Company stockholders (if required under applicable Law).

(c) Buyer agrees to use its commercially reasonable efforts to cause the shares of Buyer Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 5.06 Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, including, without limitation, the final consent of the FDIC to the assignment, assumption and transfer of all purchase and assumption and related loss-share agreements, that have not been terminated, between Company Bank and the FDIC, as receiver and acting in its corporate capacity (collectively, the “FDIC Agreements”), to Buyer and Buyer Bank, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries or continue any portion of any Company Regulatory Agreement against Buyer after the Merger except as set forth on Company Disclosure Schedule 5.06(a) (together, the “Burdensome Conditions”). Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) Company will use its commercially reasonable efforts, and Buyer shall reasonably cooperate with Company at Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Company Disclosure Schedule 3.13(c). Each party will notify the other party promptly and shall promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). Company will consult with Buyer and its representatives as often as practicable under the circumstances so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.07 Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that Buyer shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08 Access; Current Information.

(a) For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws relating to the exchange of information, Company agrees to afford Buyer and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to Company’s and Company’s Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, properties and personnel and to such other information relating to them as Buyer may reasonably request and Company shall use commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and Company’s privacy policy and, during such period, Company shall furnish to Buyer, upon Buyer’s reasonable request, all such other information concerning the business, properties and personnel of Company and its Subsidiaries that is substantially similar in scope to the information provided to Buyer in connection with its diligence review prior to the date of this Agreement.

(b) As soon as reasonably practicable after they become available, Company will furnish to Buyer copies of the board packages distributed to the Company Board or board of directors of Company Bank, or any of their respective Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of Company.

(c) During the period from the date of this Agreement to the Effective Time, each of Company and Buyer will cause one or more of its designated representatives to confer on a regular basis with representatives of the other party and to report the general status of the ongoing operations of Company and its Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, Company agrees to provide to Buyer (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority within one (1) Business Day following the filing thereof, (ii) a copy of Company’s monthly loan trial balance within one (1) Business Day of the end of the month, and (iii) a copy of Company’s monthly statement of condition and profit and loss statement within five (5) Business Days of the end of the month and, if requested by Buyer, a copy of Company’s daily statement of condition and daily profit and loss statement, which shall be provided within two (2) Business Days of such request.

(d) Not later than five (5) Business Days prior to the Closing Date, Company shall obtain and cause to be delivered simultaneously to Company and Buyer for their respective review and approval a current valuation, as of a date not more than ten (10) Business Days prior to the Closing Date, of all securities in the investment portfolio of Company and its Subsidiaries. Such valuation shall initially be prepared by Interactive Data Corporation (“IDC”), and shall follow the methodology, procedures and approach consistent with those employed in the September 30, 2015 investment portfolio valuation prepared by IDC for Company and its Subsidiaries. Neither party will discuss the valuation with IDC or attempt to influence IDC’s valuation in any way. Each party shall have one (1) Business Day after receipt to evaluate the IDC report, including the Closing Date Mark-to-Market Valuation, and either accept it or request a second valuation. If either party requests a second valuation then both Buyer and Company will jointly present a request for a second Closing Date Mark-to-Market Valuation (the “Second Valuation”) to Standard & Poor’s Securities Evaluations, Inc. (“S&P”). To the extent any of the securities in Company and its Subsidiaries’ investment portfolio are not valued by S&P, a third nationally recognized valuation service to be selected by mutual agreement of the parties shall value those specific securities, such valuation to comprise part of the Second Valuation. If the resulting Closing Date Mark-to-Market Valuation arrived at using the Second Valuation differs from the resulting Closing Date Mark-to-Market Valuation determined using the IDC valuation by one percent (1%) or less, the resulting Closing Date Mark-to-Market valuation provided by IDC will be used by the parties in connection with the Closing of the transactions contemplated by this Agreement. If the resulting Closing Date Mark-to-Market Valuation arrived at using the Second Valuation differs from the resulting Closing Date Mark-to-Market Valuation using the IDC valuation by more than one percent (1%), the mean average of the Closing Date Mark-to-Market Valuations in the IDC valuation and the Second Valuation will be used by the parties in connection with the Closing of the transactions contemplated by this Agreement. The (i) IDC Closing Date Mark-to-Market Valuation or (ii) mean average of such valuation and the Closing Date Mark-to-Market Valuation contained as part of the Second Valuation, whichever is applicable, is referred to in this Agreement as the “Closing Securities Valuation.”

(e) No investigation by Buyer or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of Company or Company Bank set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby.

(f) Company shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any other matter that Company’s or Company Bank’s board of directors has been advised by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of Company’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, Company shall use its reasonable best efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.09 No Solicitation by Company; Superior Proposals.

(a) Company shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Company or any of Company’s Subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Agreement by Company. Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of Company or any of its Subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Company or Company Bank, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that Company Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by Buyer in response to such Acquisition Proposal, as contemplated by paragraph (c) of this Section 5.09, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the stockholders of Company from a financial point of view than the Merger.

(b) Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the Company Meeting, Company may take any of the actions described in Section 5.09(a) if, but only if, (i) Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.09; (ii) the Company Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to Company’s stockholders under applicable Law; (iii) Company has provided Buyer with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Company receives from such Person a confidentiality agreement with terms no less favorable to Company than those contained in the confidentiality agreement with Buyer. Company shall promptly provide to Buyer any non-public information regarding Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

(c) Company shall promptly (and in any event within 48 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the Company Board nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, fail to reaffirm the Company Recommendation within five (5) Business Days following a request by Buyer, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.09(d), prior to the date of the Company Meeting, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a “Company Subsequent Determination”) after the fifth (5th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.09) constitutes a Superior Proposal if, but only if, (i) the Company Board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to Company’s stockholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and

(iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f) Notwithstanding any Company Subsequent Determination, this Agreement shall be submitted to Company’s stockholders at the Company Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve Company of such obligation; provided, however, that if the Company Board shall have made a Company Subsequent Determination with respect to a Superior Proposal, then the Company Board may recommend approval of such Superior Proposal by the stockholders of Company and may submit this Agreement to Company’s stockholders without recommendation, in which event the Company Board shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to Company’s stockholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.

(g) Nothing contained in this Section 5.09 shall prohibit Company or the Company Board from complying with Company’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

Section 5.10 Indemnification.

(a) For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b)(iv), Buyer shall indemnify and hold harmless the present and former directors and officers of Company and Company Bank (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for Company or Company Bank occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the same extent as such persons have the right to be indemnified pursuant to the Certificate of Incorporation and Bylaws of Company or Company Bank in effect on the date of this Agreement, to the extent permitted by applicable Law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify Buyer upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of Buyer under this Section 5.10, unless, and only to the extent that,

Buyer is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Buyer shall not be liable for any settlement effected without its prior written consent and (iv) Buyer shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(c) For a period of six (6) years following the Effective Time, Buyer will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Company or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by Company; provided that, if Buyer is unable to maintain or obtain the insurance called for by this Section 5.10, Buyer will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c)); and provided, further, that officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall Buyer be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by Company for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, Buyer shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

Section 5.11 Employees; Benefit Plans.

(a) Employees of Company and Company Bank shall be retained as “at will” employees after the Effective Time as employees of Buyer or Buyer Bank; provided, that continued retention by Buyer Bank of such employees subsequent to the Effective Time shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Buyer and Company Employees shall be coordinated by Company or Company Bank.

(b) Company Employees (other than those listed in Company Disclosure Schedule 5.11(b) who are parties to an employment, change-of-control or other type of agreement which provides for severance) as of the date of the Agreement who remain employed by Company or any of its Subsidiaries as of the Effective Time, who become employees of Buyer Bank at the Effective Time and whose employment is terminated by Buyer or Buyer Bank (absent termination for cause as determined by the employer) within one hundred eighty (180) days after the Effective Time shall receive severance pay in accordance with Buyer’s standard practices (which may include a severance agreement and general release of claims to be provided by the terminated employee) equal to one (1) week of base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with Company or any of its Subsidiaries (including service with any predecessor companies or banks as set forth in Company’s records) and ending with such employee’s termination date with Buyer, with a minimum payment equal to two (2) weeks of base pay and a maximum payment equal to twelve (12) weeks of base pay (unless otherwise agreed in a separate written agreement between such employee and Buyer Bank). Subject to the terms and execution of the severance agreement and general release of claims by such employee, such severance payment will be made in accordance with the terms stated in the severance document and such severance payments will be in lieu of any severance pay plans that may be in effect at Company or any of its Subsidiaries prior to the Effective Time. No officer or employee of Company or any of its Subsidiaries is, or shall be, entitled to receive duplicative severance payments and benefits under (i) an employment or severance agreement; (ii) a severance or change-of-control plan; (iii) this Section 5.11; or (iv) any other program or arrangement.

(c) Effective as of no later than the day immediately preceding the Effective Time, Company shall provide Buyer with a copy of the appropriate board resolutions and plan amendments, if applicable, evidencing that all Company Benefit Plans intended to qualify under Section 401(a) and 401(k) of the Code are in the process of being terminated effective as of no later than the day immediately preceding the Effective Time. The form and substance of such resolutions or plan amendment shall be subject to the review and reasonable and timely approval of Buyer. Company shall take such additional actions that may be necessary or appropriate, including but not limited to any necessary amendments and notices, to terminate the Company Stock Plans, the Community & Southern Bank Annual Incentive Compensation Plan and the Community & Southern Bank Severance Plan as of the Effective Time and shall take any additional actions necessary to terminate the remaining Company Benefit Plans as Buyer may reasonably request.

(d) Company Employees who are retained by Buyer or Buyer Bank shall be entitled to participate in Buyer Benefit Plans to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur at different times with respect to different plans due to reasonable administrative requirements to enroll such Company Employees in such Buyer Benefit Plans).

To the extent allowable under any of such plans, Company Employees shall be given credit for prior service or employment with Company or Company Bank, including service with any predecessor companies or banks, and eligible for any increased benefits under such plans that would apply to such employees as if they had been eligible for such benefits as of the Effective Time, based on the length of service or employment with Company or Company Bank, including service with any predecessor companies or banks. Notwithstanding the foregoing, Buyer may amend or terminate any Buyer Benefit Plan at any time in its sole discretion.

(e) If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Buyer or Buyer Bank upon termination of such plan of Company or any of its Subsidiaries, Buyer shall use commercially reasonable efforts to cause each such plan to (i) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer or Buyer Bank, (ii) subject to approval from Buyer’s insurance carrier, provide full credit under such plans for any deductible or out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(f) Except to the extent otherwise expressly provided in this Section 5.11, Buyer shall assume and honor, and Buyer shall be obligated to perform, all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of Company or Company Bank, but only if such obligations, rights, agreements, plans or policies are set forth in Company Disclosure Schedule 5.11(f). Buyer acknowledges that the consummation of the Merger and Bank Merger will constitute a “change-in-control” of Company and Company Bank for purposes of any benefit plans, agreements and arrangements of Company and Company Bank. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such Company Benefit Plans.

(g) Immediately prior to the Effective Time, Company and/or Company Bank, as applicable, will terminate the employment agreements set forth in Company Disclosure Schedule 5.11(g) and pay to each of the parties thereto the amounts set forth in Company Disclosure Schedule 5.11(g).

(h) Buyer will establish a stay bonus pool in an amount to be developed in consultation with Company, the precise amount to be determined in the sole discretion of Buyer, in order to encourage and reward Company Employees to remain with Buyer after the consummation of the transactions contemplated by this Agreement. Participants in such pool shall be determined in Buyer’s sole discretion after consultation with Company.

(i) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, in respect of continued employment (or resumed employment), compensation, terms and conditions of employment and/or benefits or any other matter. Nothing in this Section 5.11 is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s right from and after the Closing Date to amend or terminate any Company Benefit Plan that is not terminated prior to the Effective Time or Buyer Benefit Plan, (iii) interfere with Buyer’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant or (iv) interfere with Buyer’s indemnification obligations set forth in Section 5.10.

Section 5.12 Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), Company will supplement or amend the Company Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Company Disclosure Schedule or which is necessary to correct any information in such Company Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to any Company Disclosure Schedule or provision of information relating to the subject matter of any Company Disclosure Schedule after the date of this Agreement shall operate to cure any breach of a representation or warranty made herein or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.02(a) or Section 6.03(b) hereof, as the case may be, or compliance by Buyer or Company with the respective covenants and agreements of such parties set forth herein.

Section 5.13 Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall promptly reimburse Company on request (within seven (7) Business Days of such request) for any reasonable and documented out-of-pocket fees, expenses or charges that Company may incur as a result of taking, at the request of Buyer, any action prior to the Effective Time to facilitate the Informational Systems Conversion.

Section 5.14 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Buyer or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Company and Buyer shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.15 Environmental Assessments.

(a) No later than forty-five (45) Business Days after the date hereof, Company shall cooperate with and grant access to an environmental consulting firm selected and paid for by Company and reasonably acceptable to Buyer (the “Environmental Consultant”), during normal business hours (or at such other times as may be agreed to by Company), to any property set forth in Company Disclosure Schedule 3.31(a), for the purpose of conducting an ASTM Phase I and an asbestos and lead base paint survey, as it relates to providing an environmental site assessment to determine whether any such property may be impacted by a “recognized environmental condition,” as that term is defined by ASTM. Each Phase I (including the asbestos and lead base paint surveys) shall be delivered in counterpart copies to Buyer and Company, and will include customary language allowing both Buyer and Company to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I to Company and Buyer for review and comment prior to the finalization of such report.

(b) To the extent the final version of any Phase I identifies any “recognized environmental condition,” Company shall cooperate with and grant access to the Environmental Consultant, during normal business hours (or at such other times as may be agreed by Company), to the property covered by such Phase I for the purpose of conducting a Phase II limited site assessment, including subsurface investigation of soil, soil vapor, and groundwater, designed to further investigate and evaluate any “recognized environmental condition” identified in the Phase I, the cost of which shall be shared equally between Buyer and Company.

(c) Where any Phase I, asbestos or lead base paint survey identifies the presence or potential presence of radon, asbestos containing materials, mold, microbial matter, or polychlorinated biphenyls (“Non-scope Issues”), Company shall cooperate with and grant access to the Environmental Consultant, during normal business hours (or at such other times as may be agreed by Company) to the property covered by such Phase I, for the purpose of conducting surveys and sampling of indoor air and building materials designed to investigate such identified Non-scope Issue, paid for by Company.

(d) Any work conducted by the Environmental Consultant pursuant to subsections (b) and (c) (“Additional Environmental Assessment”) will be pursuant to a scope of work prepared by the Environmental Consultant and reasonably acceptable to Company and Buyer. The reports of any Additional Environmental Assessment will be given directly to Buyer and to Company by the Environmental Consultant.

(e) To the extent that Buyer identified any past or present events, conditions or circumstances that would require further investigation, remedial or cleanup action under

Environmental Laws, Company shall use commercially reasonable efforts to take and complete any such reporting, remediation or other response actions prior to Closing; provided, however, that, to the extent any such response actions have not been completed prior to Closing (“Unresolved Response Action”), Company shall include the amount of the costs expected to be incurred by the Surviving Entity on or after the Closing Date, as determined by an independent third party with recognized expertise in environmental clean-up matters, to fully complete all Unresolved Response Actions in determining its Closing Consolidated Net Book Value.

Section 5.16 Certain Litigation. Each party shall promptly advise the other party orally and in writing of any actual or threatened stockholder litigation against such party and/or the members of the Company Board or Buyer’s board of directors related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Company shall: (i) permit Buyer to review and discuss in advance, and consider in good faith the views of Buyer in connection with, any proposed written or oral response to such stockholder litigation; (ii) furnish Buyer’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such stockholder litigation; (iii) consult with Buyer regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Buyer’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that Company shall not settle any such stockholder litigation if such settlement requires the payment of money damages, without the written consent of Buyer (such consent not to be unreasonably withheld) unless the payment of any such damages by Company is reasonably expected by Company, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Company) under Company’s existing director and officer insurance policies, including any tail policy.

Section 5.17 Director Resignations. Company shall use commercially reasonable efforts to cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.18 Coordination.

(a) Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request from time to time to better prepare the parties for integration of the operations of Company and Company Bank with Buyer and Buyer Bank, respectively. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Buyer may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and its Subsidiaries, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company shall permit representatives of Buyer Bank to be onsite at Company to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations, each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied, on a basis that is consistent with that of Buyer. In order to promote a more efficient and orderly integration of operation of Company Bank with Buyer Bank, Company shall use commercially reasonable efforts to cause Company Bank, or any of its Subsidiaries, to sell or otherwise divest itself of such Company Investment Securities and loans as are identified by Buyer and agreed to in writing between Company and Buyer from time to time prior to the Closing Date, such identification to include a statement as to Buyer’s business reasons for such divestitures, if requested. The economic impact of such divestitures to Company’s earning shall be quantified and included in the calculation of Closing Consolidated Net Book Value. Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.18(b) need be made prior to the satisfaction of the conditions set forth in Section 6.01(b).

(c) Company shall, consistent with GAAP and regulatory accounting principles, use its commercially reasonable efforts to adjust, at Buyer’s reasonable request, internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Section 6.01(b).

(d) Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or Company Material Contracts that Buyer may request, including but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to, or immediately upon, the Closing, and shall cooperate with Buyer and use commercially reasonable efforts to negotiate specific provisions that may be requested by Buyer in connection with any such amendment, modification or termination.

(e) Subject to Section 5.18(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to Buyer under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to maximize potential benefits to Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations.

(f) From and after the date hereof, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to customers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. Any interaction between Buyer and Company’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s customers and suppliers.

(g) Buyer and Company agree to take all action necessary and appropriate to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.

Section 5.19 Transactional Expenses. Company has provided in Company Disclosure Schedule 3.36 a reasonable good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “Company Expenses”). Company shall use its commercially reasonable efforts to cause the aggregate amount of all Company Expenses to not exceed the total expenses disclosed in Company Disclosure Schedule 3.36. Company shall promptly notify Buyer if or when it determines that it expects to exceed its budget for Company Expenses. Notwithstanding anything to the contrary in this Section 5.19, Company shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Company Disclosure Schedule 3.36.

Section 5.20 Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, each of Company and Buyer, and their respective subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this ARTICLE V in accordance with the terms of the confidentiality and non-disclosure agreement, dated as of August 7, 2015 between Buyer and Company.

Section 5.21 Company Stock Options; Company RSUs; Company DSUs; and Company Warrants.

(a) Immediately prior to the Effective Time, each option to acquire shares of Company Common Stock (a “Company Stock Option”) granted under the Company Stock Plans that is outstanding and unexercised, shall become fully vested and exercisable to the extent unvested. Pursuant to election forms received by Company at least thirty (30) days prior to the Effective Time, holders of Company Stock Options shall be given the opportunity to exercise their Company Stock Options, effective immediately prior to the Effective Time, and thereby to become stockholders of the Company, entitled to receive the Merger Consideration for each share of Company Common Stock at the same time and in the same manner as the other Company stockholders pursuant to Article II. Company may provide for cashless exercise of the Company Stock Options; provided that any adjustment to allow for cashless exercise of any Company Stock Options which are “incentive stock options” under Section 422 of the Code shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. Notwithstanding the terms of the Company Stock Plans or the applicable award agreement, Company shall not reduce the number of shares of Company Common Stock deliverable upon exercise of Company Stock Options by applicable Taxes required to be withheld, it being understand that any such amount required to be withheld shall be paid to Company by the holder thereof with cash. At the Effective Time, all Company Stock Options not exercised pursuant to the foregoing shall be cancelled and converted into only the right to receive, within two (2) Business Days after the Closing Date, or as promptly as practicable thereafter, a number of shares of Buyer Common Stock equal to the quotient obtained by dividing (1) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the Fully Diluted Company Stock Price over the per share exercise price, as set forth in such holder’s award agreement with respect to such Company Stock Option by (2) the Buyer Average Stock Price (the “Option Payment”). Notwithstanding the foregoing, the holder of any such Company Stock Option shall be entitled to receive a cash payment (without interest and rounded to the nearest cent) in lieu of any fractional shares of Buyer Common Stock that become issuable to the holder pursuant to this Section 5.21, which payment shall be determined by multiplying (1) the Buyer Average Stock Price by (2) the fractional share of Buyer Common Stock (rounded to the nearest one hundredth of a share) which such holder would otherwise be entitled to receive, less applicable Taxes required to be withheld (“Fractional Share Payment”).

(b) As of the Effective Time, each restricted stock unit award (each a “Company RSU”) granted under the Company Stock Plans, that is outstanding immediately prior to the Effective Time, whether or not vested, shall vest in full and be cancelled and shall only entitle the holder of such Company RSU to receive, within two (2) Business Days after the Closing Date, or as promptly as practicable thereafter, a number of shares of Buyer Common Stock equal to the product of (i) the number of shares of Company Common Stock underlying such Company RSU, multiplied by (ii) the Exchange Ratio (the “RSU Payment”). Notwithstanding the foregoing, the holder of any such Company RSU shall be entitled to receive a Fractional Share Payment in lieu of any fractional shares of Buyer Common Stock that become issuable to the holder pursuant to this Section 5.21.

(c) As of the Effective Time, each deferred stock unit award (each a “Company DSU”) granted under the Company Stock Plans, that is outstanding immediately prior to the Effective Time, shall be cancelled and shall only entitle the holder of such Company DSU to receive, within two (2) Business Days after the Closing Date, or as promptly as practicable thereafter, a number of shares of Buyer Common Stock equal to the product of (i) the number of shares of Company Common Stock underlying such Company DSU, multiplied by (ii) the Exchange Ratio (the “DSU Payment”). Notwithstanding the foregoing, the holder of any such Company DSU shall be entitled to receive a Fractional Share Payment in lieu of any fractional shares of Buyer Common Stock that become issuable to the holder pursuant to this Section 5.21.

(d) As of the Effective Time, each warrant to acquire shares of Company Common Stock (a “Company Warrant”) that is outstanding and unexercised immediately prior to the Effective Time, shall vest as of the Effective Time to the extent unvested and shall be cancelled and converted into only the right to receive, within two (2) Business Days after the Closing Date, or as promptly as practicable thereafter, a number of shares of Buyer Common Stock equal to the quotient obtained by dividing (1) the product of (x) the number of shares of Company Common Stock subject to such Company Warrant and (y) the excess, if any, of the Fully Diluted Company Stock Price over the per share exercise price, as set forth in such holder’s award agreement with respect to such Company Warrant, by (2) the Buyer Average Stock Price (the “Warrant Payment”). Notwithstanding the foregoing, the holder of any such Company Warrants shall be entitled to receive a Fractional Share Payment in lieu of any fractional shares of Buyer Common Stock that become issuable to the holder pursuant to this Section 5.21.

(e) If so elected by the holder of a Company Stock Option, Company RSU or Company DSU, as applicable, pursuant to election forms received by Company at least thirty (30) days prior to the Effective Time, the Option Payment, the RSU Payment and the DSU Payment and any Fractional Share Payments otherwise deliverable pursuant to Section 5.21(a), (b) and (c) to the holder of any such awards, shall be reduced by applicable Taxes required to be withheld. For purposes of the satisfaction of any Tax withholding that is satisfied at the Effective Time through a reduction in the number of shares of Buyer Common Stock otherwise deliverable to the holder of Company Stock Options, Company RSUs and Company DSUs under this Section 5.21(a), (b) and (c), (i) the value of the shares of Buyer Common Stock so withheld shall be based on the Buyer Average Stock Price, and (ii) cash equal to the amount required to be withheld shall be remitted by Buyer (through the Exchange Agent, if applicable) to the applicable Governmental Authority and for all purposes of this Agreement such amount shall be treated as having been paid to the holder of Company Stock Options, Company RSUs and Company DSUs in respect of which such Tax withholding was made.

(f) Company shall take all requisite action so that, as of the Effective Time, all Company Stock Options, Company RSUs, Company DSUs, Company Warrants and any other Rights, contingent or accrued, to acquire or receive Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans, or otherwise, immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, terminated and cancelled as of the Effective Time.

(g) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions, including obtaining any necessary consents or amendments to the applicable award agreements and equity plans, as may be required to effectuate the provisions of this Section 5.21. Prior to the receipt of shares of Buyer Common Stock pursuant to this Section 5.21, each holder of a Company Stock Option, Company RSU, Company DSU and Company Warrant, shall execute and deliver such consents, documents or other acknowledgements as Buyer may reasonably request, in such forms reasonably acceptable to Buyer and Company.

Section 5.22 Tax Matters. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement and until the Effective Time, each of Buyer and Company shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.23 Notice of Non-Renewal. To avoid the costs and expenses associated with terminating certain Company Material Contracts, Company shall have provided written notice to the vendors set forth in Company Disclosure Schedule 5.23, notifying such vendors, by the date specified, of the Company’s intent not to renew the applicable agreement as set forth in such schedule and shall negotiate with such vendor, in coordination with Buyer, any necessary continued use agreements needed until conversion. In the event that (w) Company has provided the written notices required under this Section 5.23 in a timely manner as set forth in Company Disclosure Schedule 5.23, (x) the Merger has not been consummated by the Expiration Date (provided that the failure of the Closing to occur by such date shall not be due to any material breach of this Agreement by Company or Company Bank), (y) Company or any of its Subsidiaries, in coordination with Buyer, have negotiated and entered into extensions or amendments to the agreements identified in Company Disclosure Schedule 5.23 necessary in order to continue to receive the services of the applicable vendor until conversion, and (z) such extensions, amendments or continued use agreements increase Company’s or Company Bank’s current monthly cost, as set forth on Company Disclosure Schedule 5.23 as of the date hereof, then to the extent that such increased monthly costs are directly related to the continued use of such agreements after their respective expiration date, Buyer agrees to reimburse Company, up to a maximum amount of $250,000 in the aggregate, for the additional cost incurred by Company during the period beginning after the Expiration Date through the Closing Date or the date this Agreement is terminated, whichever is earlier. Notwithstanding the foregoing, Buyer shall have no obligation to make any payments or reimbursements to Company or Company Bank under this Section 5.23 if Company or Company Bank terminates this Agreement for any reason.

Section 5.24 Termination of Stockholders’ Agreement. The Company agrees to use its commercially reasonable efforts to obtain from each stockholder who is a party to the Stockholders Agreement dated January 20, 2010 (the “Stockholder Agreement”) with respect to shares of Company Common Stock, and deliver to Buyer as soon as practicable, but in no event later than ten (10) days prior to the Closing, an executed counterpart to a termination agreement that provides for the termination of the Stockholder Agreement. Such termination agreement shall be in form and substance satisfactory to Buyer and shall provide that if this Agreement is terminated prior to the Effective Time, the Stockholder Agreement will again be in effect.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Stockholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Stockholder Approval at the Company Meeting and the Requisite Buyer Shareholder Approval at the Buyer Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. None of such Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Tax Opinions Relating to the Merger. Buyer and Company, respectively, shall have received opinions from Kutak Rock LLP and Alston & Bird LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Company and Buyer to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Kutak Rock LLP and Alston & Bird LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Company and Buyer, in form and substance reasonably acceptable to such counsel.

Section 6.02 Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Company shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on Buyer, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c) Other Actions. Buyer shall have furnished Company with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.02 as Company may reasonably request. Buyer’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Company, the Buyer Recommendation referred to in Section 5.04(b).

(d) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Buyer or Buyer Bank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Company Common Stock. The number of shares of Company Common Stock outstanding as of the Closing Date of this Agreement shall not exceed 36,949,266 shares (plus (i) up to 3,736,788 shares of Company Common Stock that may be issued in connection with the exercise of Company Stock Options and Company Warrants that are outstanding as of the date hereof and (ii) up to 200,226 shares of Company Common Stock that may be issued upon vesting or settlement of Company RSUs and Company DSUs that are outstanding as of the date hereof).

(b) Representations and Warranties. The representations and warranties of Company and its Subsidiaries set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Buyer shall have received a certificate dated as of the Closing Date, signed on behalf of Company and its Subsidiaries by Company’s Chief Executive Officer and Chief Financial Officer, or equivalent officer performing the duties of a chief financial officer, to such effect.

(c) Performance of Obligations of Company. Company and Company Bank shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer and signed on behalf of Company Bank by the Chief Executive Officer, Chief Financial Officer and the President of Company Bank, to such effect.

(d) Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered.

(e) Other Actions. Company’s and Company Bank’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have

(i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, the Company Recommendation referred to in Section 5.04(a), (ii) approved or recommended (or publicly proposed to approve or recommend) any Acquisition Proposal, or (iii) allowed Company or any Company Representative to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal. Company and Company Bank shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.03 as Buyer may reasonably request.

(f) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Company or Company Bank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(g) Assumption of Loss Share Agreements. If not terminated prior to the Effective Time, Company and Company Bank shall have secured written consents from the FDIC, as receiver, with respect to all of the FDIC Agreements (without any compensation, cost or fees therefor) to ensure that there will be no adverse change in loss coverage under any of the FDIC Agreements by reason of the consummation of any of the transactions contemplated by this Agreement and shall have taken all steps necessary to effect the final and complete assignment of the FDIC Agreements to Buyer and Buyer Bank, on or before the Effective Time, and no event shall have occurred that has resulted in or is reasonably likely to result in the loss of a material amount of loss share coverage from the FDIC under any FDIC Agreement to which Company or Company Bank is a party or otherwise bound. If not terminated prior to the Effective Time, Buyer and Buyer Bank shall succeed fully to all rights and obligations of Company and Company Bank under the FDIC Agreements on and after the Effective Time.

(h) Consents and Approvals. Company has received. in form and substance satisfactory to Company and Buyer, all (i) consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of the Company or any of its Subsidiaries and (ii) consents, approvals, amendments or cancellation agreements necessary to terminate all outstanding Company Stock Options, Company RSUs, Company DSUs and Company Warrant from the respective holders thereof in accordance with Section 5.21.

Section 6.04 Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Buyer and Company if the board of directors of Buyer and the Company Board each so determines by vote of a majority of the members of its entire board.

(b) No Regulatory Approval. By Buyer or Company, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Stockholder Approval. By either Buyer or Company (provided, in the case of Company, that it shall not be in breach of any of its obligations under Section 5.04(a) and, in the case of Buyer, that it shall not be in breach of any of its obligations under Section 5.04(b)), if the Requisite Company Stockholder Approval at the Company Meeting or the Requisite Buyer Shareholder Approval at the Buyer Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect”, a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect”, any breach of any of such representations or warranties by the other party; which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the party committing such breach from the other party hereto or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f) Delay. By either Buyer or Company if the Merger shall not have been consummated on or before June 30, 2016, provided, however, that such date will be automatically extended to August 31, 2016 if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), by Buyer if (i) there shall have been a material breach of Section 5.09, or (ii) the Company Board (A) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), (B) materially breaches its obligation to call, give notice of and commence the Company Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by Buyer, (E) fails to publicly reconfirm the Company Recommendation within five (5) Business Days of being requested to do so by Buyer, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

Section 7.02 Termination Fee; Liquidated Damages.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer a termination fee equal to $23.9 million (“Termination Fee”), by wire transfer of immediately available funds to an account specified by Buyer in the event of any of the following: (i) in the event Buyer terminates this Agreement pursuant to Section 7.01(g), Company shall pay Buyer the Termination Fee within two (2) Business Days after receipt of Buyer’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of Company or has been made directly to its stockholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Company and (A) thereafter this Agreement is terminated (x) by either Buyer or Company pursuant to Section 7.01(c) because the Requisite Company Stockholder Approval shall not have been obtained or (y) by Buyer pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Buyer the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.

(b) The parties hereto agree and acknowledge that if a party terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e) by reason of the other party’s material breach of the provisions of this Agreement contemplated by Section 7.01(d) or Section 7.01(e) that is not timely cured as provided in such sections, the actual damages sustained by the terminating party, including the expenses incurred by the terminating party preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of the terminating party being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that the non-terminating party shall pay a reasonable estimate of the amount of such damages, which the parties agree is the sum of $2,000,000 (the “Liquidated Damages Payment”), as liquidated damages to the terminating party, which payment is not intended as a penalty, within two (2) Business Days after the terminating party’s notification of such termination.

(c) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee in accordance with Section 7.02(a), or, if applicable, the Liquidated Damages Payment in accordance with Section 7.02(b), Company (or any successor in interest of Company) will not have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03 Effect of Termination. Except as set forth in Section 7.02(d), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE VIII

DEFINITIONS

Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“ABCA” means the Arkansas Business Corporation Act of 1987, as amended.

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Additional Environmental Assessment” has the meaning set forth in Section 5.15(d).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Bank Merger” has the meaning set forth in Section 1.05(b).

“Articles of Merger” has the meaning set forth in Section 1.05(a).

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Company or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.

“ASTM” has the meaning set forth in Section 5.01(w).

“Audited Financial Statements” has the meaning set forth in Section 3.08(a).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.33(b).

“Book-Entry Shares” means any non-certificated share held by book entry in the Company’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of Company Common Stock.

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Delaware are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Articles” has the meaning set forth in Section 4.02(a).

“Buyer Average Stock Price” means the volume weighted average price of Buyer’s Common Stock on NASDAQ, as reported by Bloomberg L.P. for the fifteen (15) consecutive trading days ending on the second (2nd) Business Day prior to the Closing Date, rounded to three decimal places; provided, that the Buyer Average Stock Price shall be not less than $34.10 nor greater than $56.84, in either of which case the Exchange Ratio shall be fixed based upon such upper or lower level, as the case may be.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans.

“Buyer Bylaws” has the meaning set forth in Section 4.02(a).

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Meeting” has the meaning set forth in Section 5.04(b).

“Buyer Recommendation” has the meaning set forth in Section 5.04(b).

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 1.05(a).

“CertusBank Transaction” means Company Bank’s purchase and assumption of the certain assets and liabilities of CertusBank, N.A., pursuant to that certain Purchase & Assumption Agreement by and between Company Bank and CertusBank, N.A. dated as of June 1, 2015, as amended.

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).

“Closing Consolidated Net Book Value” means the unaudited consolidated net stockholders’ equity of Company as of the Determination Date, determined in accordance with GAAP, but without giving effect to the following items: (i) the after-tax impact of any negative provision for loan and lease losses related to Non-Purchased Credit-Impaired Loans for the period between June 30, 2015 and the Determination Date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; provided, however, any negative provision resulting from the resolution of a loan for which a specific allowance for loan and lease losses has been calculated as of June 30, 2015 and set forth in Company Disclosure Schedule 8.01(a)(i) hereto, where the resolution creates a reduction of such specific calculated allowance in excess of the loss actually incurred on the loan, shall be reflected in the Closing Consolidated Net Book Value; (ii) the after-tax impact of any negative provision for loan and lease losses related to a pool of Purchased Credit-Impaired Loans net of any related adjustment to the FDIC Receivable for such loan pool for the period between June 30, 2015 and the Determination Date, which negative provision would otherwise have the effect of decreasing the allowance for loan and lease losses for such loan pool and decreasing the FDIC Receivable for such loan pool as set forth on Company Disclosure Schedule 8.01(a)(ii) hereto; (iii) the after-tax impact of any of the actions or changes taken only to comply with coordination procedures pursuant to Section 5.18 which would otherwise not have been taken or required to be taken as such actions or changes occur, all as mutually agreed between Company and Buyer; (iv) up to $7.5 million (before any tax impact) of accruals for any change-of-control payments pursuant to the employment, retention and change-of-control agreements currently in effect and set forth in Company Disclosure Schedule 8.01(b); (v) any increase in Company’s consolidated net stockholders equity resulting from the issuance of Company Common Stock after June 30, 2015; (vi) up to $4.0 million (before any tax impact) of losses relating to the termination of all FDIC Agreements; (vii) up to $4.0 million (before any tax impact) of transaction expenses incurred in connection with the CertusBank Transaction; and (viii) up to $12.0 million (before any tax impact) of decreases in the fair market value of Company’s aggregate “available for sale” investment securities after June 30, 2015. For purposes of calculating the Closing Consolidated Net Book Value, Company shall include, without duplication, reductions for: (A) any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement, the Merger, the Bank Merger and the transactions contemplated hereby; (B) any legal and accounting fees incurred in connection with this Agreement, the Merger, the Bank Merger and the transactions contemplated hereby and any related SEC and regulatory filings, including any printing expenses and SEC filing fees; (C) the costs expected to be incurred by the Surviving Entity on or after the Closing Date to fully complete all Unresolved Response Actions in accordance with Section 5.15(e); (D) the Closing Date Mark-to-Market Valuation; and (E) the costs, expenses or other payments in excess of the monetary limits listed in items (iv), (vi), (vii) and (viii) above. For the avoidance of doubt, in calculating the Closing Consolidated Net Book Value, Company shall be required to include reductions for any and all (1) costs, expenses, payments or other amounts paid or payable pursuant to any existing employment, change-in-control, salary continuation, deferred compensation or other similar agreements or severance, noncompetition, or retention arrangements between Company or any of its Subsidiaries and any other Person in excess of $7.5 million, (2) losses relating to the termination of the FDIC Agreements over $4.0 million, (3) transaction costs and expenses in connection with the CertusBank Transaction over $4.0 million, and (4) decreases over $12.0 million in the fair market value of Company’s aggregate “available for sale” investment securities. The Closing Consolidated Net Book Value may be further adjusted upon the mutual agreement of the parties, provided such adjustment shall be memorialized in a writing signed by all of the parties thereto. Beginning on December 31, 2015, within ten (10) Business Days of the end of each calendar month, Company shall prepare sample calculation of the Closing

Consolidated Net Book Value as of the end of such calendar month and provide such sample calculation to Buyer for the parties to discuss in good faith. In addition, if the parties are unable to resolve any dispute related to the final calculation of the Closing Consolidated Net Book Value within five (5) Business Days after the date Company submits such calculation to Buyer, Company and Buyer shall submit the calculation of the Closing Consolidated Net Book Value to an independent accounting firm as shall be mutually agreed in writing by the parties for review and resolution of any and all matters which remain in dispute. The independent accounting firm shall reach a final resolution of all matters and shall furnish such resolution in writing to Company and Buyer as soon as practicable, but in no event more than ten (10) Business Days after such matters have been referred to the independent accounting firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon Company and Buyer. The resolution reached by the independent accounting firm will constitute the final calculation of the Closing Consolidated Net Book Value. The costs for the independent accounting firm to reach such resolution shall be shared equally by Company and Buyer.

“Closing Date Mark-to-Market Valuation” means the aggregate amount of the “mark-to-market” unrealized gain or loss with respect to Company Investment Securities classified as “held to maturity”, as if such securities were classified as “available for sale,” as such terms are used in ASC 320, and as reflected in the Closing Securities Valuation.

“Closing Securities Valuation” has the meaning set forth in Section 5.08(d).

“Code” has the meaning set forth in Section 2.05.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(a) Plan” has the meaning set forth in Section 3.16(c).

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Board” means the Board of Directors of Company.

“Company Common Stock” means the common stock, $0.01 par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company DSU” has the meaning set forth in Section 5.21(c).

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Expenses” has the meaning set forth in Section 5.19.

“Company Financial Advisor” has the meaning set forth in Section 3.15.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Investment Securities” means the investment securities of the Company, Company Bank and their respective Subsidiaries.

“Company Loan” has the meaning set forth in Section 3.23(d).

“Company Loan Property” means any real property (including buildings or other structures) in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role.

“Company Material Contracts” has the meaning set forth in Section 3.13(a).

“Company Meeting” has the meaning set forth in Section 5.04(a).

“Company Recommendation” has the meaning set forth in Section 5.04(a).

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Representatives” has the meaning set forth in Section 5.09(a).

“Company RSU” has the meaning set forth in Section 5.21(b).

“Company Stock Option” has the meaning set forth in Section 5.21(a).

“Company Stock Plans” means all equity plans of Company or any Subsidiary, including the 2010 Long-Term Incentive Plan, and any sub-plans adopted thereunder, each as amended to date.

“Company Subsequent Determination” has the meaning set forth in Section 5.09(e).

“Company Warrant” has the meaning set forth in Section 5.21(d).

“Controlled Group Members” shall mean any of Company’s related organizations described in Code Sections 414(b), (c) or (m).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means the Business Day that is closest to ten (10) calendar days prior to the Closing Date.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Stockholder” has the meaning set forth in Section 2.01(d).

“Dissenting Shares” has the meaning set forth in Section 2.01(d).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“DSU Payment” has the meaning set forth in Section 5.21(c).

“Effective Time” has the meaning set forth in Section 1.05(a).

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law relating to any actual or threatened release of a Hazardous Substance.

“Environmental Consultant” has the meaning set forth in Section 5.15(a).

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by Buyer (which shall be Buyer’s transfer agent), and reasonably acceptable to Company, to act as agent for purposes of conducting the exchange procedures described in ARTICLE II.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Exchange Ratio” means the quotient (rounded to the fourth decimal place) of the Fully Diluted Company Stock Price divided by the Buyer Average Stock Price.

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.28.

“FDIC” means the Federal Deposit Insurance Corporation.

“FDIC Agreements” has the meaning set forth in Section 5.06(a).

“FFIEC” means the Federal Financial Institutions Examination Council.

“Financial Statements” has the meaning set forth in Section 3.08(a).

“Fractional Share Payment” has the meaning set forth in Section 5.21(a).

“FRB” means the Board of Governors of the Federal Reserve System.

“Fully Diluted Company Stock Price” means a cash value, rounded to two decimal places, equal to the quotient of (i) the sum of (A) the Purchase Price and (B) the aggregate exercise price of all Company Stock Options and Company Warrants outstanding immediately prior to the Effective Time, divided by (ii) the sum of (X) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (Y) the number of shares of Company Common Stock subject to outstanding Company Stock Options, Company RSUs, Company DSUs and Company Warrants immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency,

including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” means the holder of record of shares of Company Common Stock.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“IDC” has the meaning set forth in Section 5.08(d).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Informational Systems Conversion” has the meaning set forth in Section 5.13.

“Insurance Policies” has the meaning set forth in Section 3.33(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to Company and Company Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Company Disclosure Schedule 3.01(b), and with respect to Buyer and Buyer Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Buyer Disclosure Schedule 4.01(a).

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.31(b).

“Letter of Transmittal” has the meaning set forth in Section 2.06.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Liquidated Damages Payment” has the meaning set forth in Section 7.02(b).

“Loans” has the meaning set forth in Section 3.23(a).

“Material Adverse Change” or “Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions, including, but not limited to, changes in levels of interest rates generally (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (D) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by Company or Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of Buyer Common Stock, and (G) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the number of shares of Buyer Common Stock to be issued in the Merger in respect of each share of Company Common Stock held by a Holder immediately prior to the Effective Time, determined on the basis of the Exchange Ratio.

“NASDAQ” means The NASDAQ Global Select Market.

“Non-Purchased Credit-Impaired Loans”means those loans for which Company Bank accounts for outside of Accounting Standards Codification 310-30.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-scope Issues” has the meaning set forth in Section 5.15(c).

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“Option Payment” has the meaning set forth in Section 5.21(a).

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Company, Company Bank and Company’s Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.23(c).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I” has the meaning set forth in Section 5.01(w).

“Plan of Bank Merger” means that certain plan of bank merger between Company Bank and Buyer Bank pursuant to which Company Bank will be merged with and into Buyer Bank in accordance with the provisions of and with the effect provided in the Financial Institutions Code of Georgia, as well as Arkansas Code Annotated §§ 23-48-503, 23-48-902 et seq. and Subchapter 11 of the Arkansas Business Corporation Act, with the effect provided in Arkansas Code Annotated § 4-27-1110.

“Proxy Statement-Prospectus” means the joint proxy statement and prospectus and other proxy solicitation materials of Buyer and Company relating to the Company Meeting and the Buyer Meeting, as applicable.

“Purchased Credit-Impaired Loans” means those loans for which Company Bank accounts for in accordance with Accounting Standards Codification 310-30.

“Purchase Price” shall mean $799,595,013, subject to a decrease, on a dollar-for-dollar basis, by the amount that the Closing Consolidated Net Book Value, determined in accordance with this Agreement, is less than $437,000,000.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of shares of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from any Governmental Authority necessary to consummate the Merger, Bank Merger and the other transactions contemplated by this Agreement.

“Requisite Buyer Shareholder Approval” means the adoption of this Agreement by a vote of the majority of the outstanding shares of Buyer Common Stock entitled to vote thereon at the Buyer Meeting.

“Requisite Company Stockholder Approval” means the adoption of this Agreement by a vote of the majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Meeting.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“RSU Payment” has the meaning set forth in Section 5.21(b).

“S&P” has the meaning set forth in Section 5.08(d).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Second Valuation” has the meaning set forth in Section 5.08(d).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stockholders Agreement” has the meaning set forth in Section 5.25.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of Company means, unless the context otherwise requires, any current or former Subsidiary of Company and any Subsidiary of Company Bank.

“Superior Proposal” has the meaning set forth in Section 5.09(a).

“Surviving Entity” has the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unaudited Financial Statements” has the meaning set forth in Section 3.08(a).

“Unresolved Response Action” has the meaning set forth in Section 5.15(e).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” or “Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Warrant Payment” has the meaning set forth in Section 5.21(d).

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10 of this Agreement.

Section 9.02 Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the party benefited by the provision, provided such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting and the Buyer Meeting no amendment shall be made which by Law requires further approval by the stockholders of Buyer or Company without obtaining such approval.

Section 9.03 Governing Law; Waiver of Right to Trial by Jury.

(a) This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Arkansas, without regard for conflict of law provisions.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04 Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.05 Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank:	With a copy (which shall not constitute notice) to:

Bank of the Ozarks, Inc. 17901 Chenal Parkway Little Rock, Arkansas 72223 Attn: Executive Vice President and Director of Mergers and Acquisitions	Kutak Rock LLP 124 W. Capitol Ave., Suite 2000 Little Rock, Arkansas 72201 Attn: H. Watt Gregory, III

If to Company or Company Bank:	With a copy (which shall not constitute notice) to:

Community & Southern Holdings, Inc. 3333 Riverwood Parkway, Suite 350 Atlanta, Georgia 30339 Attn: Chief Strategy Officer and General Counsel	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Attn: Mark C. Kanaly

Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09 Interpretation.

(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c) Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.

(d) Unless otherwise specified, the references to “Section” and “ARTICLE” in this Agreement are to the Sections and ARTICLES of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANK OF THE OZARKS, INC.

By:	/s/ Dennis James
Name:	Dennis James
Title:	Executive Vice President and Director of Mergers and Acquisitions

BANK OF THE OZARKS

By:	/s/ Dennis James
Name:	Dennis James
Title:	Executive Vice President and Director of Mergers and Acquisitions

COMMUNITY & SOUTHERN HOLDINGS, INC.

By:	/s/ Pat Frawley
Name:	Pat Frawley
Title:	Chief Executive Officer

COMMUNITY & SOUTHERN BANK

By:	/s/ Pat Frawley
Name:	Pat Frawley
Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Exhibit A-1

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of October 19, 2015, by and between the undersigned holder (“Stockholder”) of Common Stock, $0.01 par value per share, of Community & Southern Holdings, Inc., a Delaware corporation (“Company”), and Bank of the Ozarks, Inc., an Arkansas corporation (“Buyer”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Buyer’s wholly owned bank subsidiary, Bank of the Ozarks, an Arkansas state banking corporation (“Buyer Bank”), Company and Company’s wholly owned bank subsidiary, Community & Southern Bank (“Company Bank”), a Georgia state banking corporation, are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) Company will merge with and into Buyer, with Buyer as the surviving entity and (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (collectively, the “Merger”), and in connection with the Merger, each outstanding share of Company Common Stock will be converted into the right to receive per share Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock;

WHEREAS, Stockholder beneficially owns and/or has, directly or indirectly, the sole voting power with respect to the number of shares of Company Common Stock as indicated on the signature page of this Agreement under the heading “Total Number of Shares of Company Common Stock Subject to this Agreement” (such shares, together with any additional shares of Company Common Stock subsequently acquired by Stockholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of Buyer to enter into the Merger Agreement that Stockholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, Buyer entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, Stockholder and Buyer agree as follows:

Section 1. Agreement to Vote Shares. Stockholder agrees that, while this Agreement is in effect, at any meeting of stockholders of Company, however called, or at any adjournment thereof, or in any other circumstances in which Stockholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Buyer, Stockholder shall:

(a)	appear at each such meeting in person or by proxy; and

(b)	vote (or cause to be voted), in person or by proxy, all the Shares, (i) in favor of adoption and approval of the Merger Agreement and the transactions

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contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of Company and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Stockholder contained in this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Stockholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of Company, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2. No Transfers. While this Agreement is in effect, Stockholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law (as such term is defined in the Merger Agreement), in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as Buyer may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Stockholder. Stockholder represents and warrants to and agrees with Buyer as follows:

(a)	Stockholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Stockholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the

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consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Stockholder.

(d)	Stockholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Stockholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Stockholder, and no representation by Stockholder is made with respect thereto. Stockholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Stockholder, in his, her or its capacity as a stockholder of Company, shall not, nor shall such Stockholder authorize any partner, officer, director, advisor or representative of, such Stockholder or any of his, her or its affiliates to (and, to the extent applicable to Stockholder, such Stockholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Company or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a stockholders’ vote or action by consent of Company’s stockholders with respect to an Acquisition Proposal.

Section 5. Proxy. Stockholder hereby revokes any proxy previously granted by Stockholder with respect to the Shares. Subject to the last sentence of this Section 5, by execution of this Agreement, Stockholder hereby grants, or agrees to cause the applicable record holder to grant, a revocable proxy appointing Buyer with full power of substitution, as the Stockholder’s attorney-in-fact and proxy, for and in the Stockholder’s name, to be counted as present, vote, express consent or dissent with respect to the Shares in the manner contemplated by Section 1 as such proxy or its proxies or substitutes shall, in their sole discretion, deem proper with respect to the Shares. The proxy granted by the Stockholder pursuant to this Section 5 is granted in consideration of Buyer entering into this Agreement and the Merger Agreement and

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incurring the obligations therein. If the Stockholder fails for any reason to be counted as present, consent or vote the Shares in accordance with the requirements of Section 1 (or anticipatorily breaches such section), then Buyer shall have the right to cause to be present, consent or vote the Shares in accordance with the provisions of Section 1. Notwithstanding the foregoing, the holder of such proxy shall not exercise such proxy on any matter other than as set forth in Section 1. This proxy shall automatically terminate upon the termination of this Agreement in accordance with its terms.

Section 6. Specific Performance; Remedies; Attorneys’ Fees. Stockholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Stockholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Stockholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law. Accordingly, Stockholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Stockholder further agrees that Stockholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Stockholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Stockholder or receiving from Stockholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such persons with Stockholder in activities in violation of Stockholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (i) the Effective Time, or (ii) termination of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

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Section 10. Capacity as Stockholder. This Agreement shall apply to Stockholder solely in his or her capacity as a stockholder of Company and it shall not apply in any manner to Stockholder in his or her capacity as a director of Company. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Stockholder to comply with his or her fiduciary duties as a director of Company, if applicable.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the internal, substantive laws of the State of Arkansas, without regard for the law or principles of conflict of laws.

Section 12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

Section 13. Waiver of Appraisal Rights; Further Assurances. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Merger Agreement executed on or about the date hereof, and that this Agreement has not been terminated in accordance with its terms, to the extent permitted by applicable law, Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his or her Shares in connection with the Merger, in each case, that Stockholder may have under applicable law. From time to time prior to the termination of this Agreement, at Buyer’s request and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, Buyer Bank, Company, Company Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 14. Disclosure. Stockholder hereby authorizes Company and Buyer to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Stockholder’s identity and ownership of the Shares and the nature of Stockholder’s obligations under this Agreement.

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Section 15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BANK OF THE OZARKS, INC.

By:
Name:	Dennis James
Title:	Executive Vice President and Director of Mergers and Acquisitions

STOCKHOLDER

Printed or Typed Name of Stockholder

By:
Name:
Title:

(NOTE: If Other than an Individual Stockholder, Print or Type Name of Individual Signing the Voting Agreement and Representative Capacity)

Total Number of Shares of Company Common Stock Subject to this Agreement:

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Exhibit A-2

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of October 19, 2015, by and between the undersigned holder (“Shareholder”) of common stock, $0.01 par value per share, of Bank of the Ozarks, Inc., an Arkansas corporation (“Buyer”) and Community & Southern Holdings, Inc., a Delaware corporation (“Company”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Buyer’s wholly owned bank subsidiary, Bank of the Ozarks, an Arkansas state banking corporation (“Buyer Bank”), Company and Company’s wholly owned bank subsidiary, Community & Southern Bank (“Company Bank”), a Georgia state banking corporation, are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) Company will merge with and into Buyer, with Buyer as the surviving entity and (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (collectively, the “Merger”);

WHEREAS, Shareholder beneficially owns and/or has, directly or indirectly, the sole voting power with respect to the number of shares of Buyer Common Stock as indicated on the signature page of this Agreement under the heading “Total Number of Shares of Buyer Common Stock Subject to this Agreement” (such shares, together with any additional shares of Buyer Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of Company to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, Company entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Company in connection therewith, Shareholder and Company agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Buyer, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Company, Shareholder shall:

(a)	appear at each such meeting in person or by proxy; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of Buyer and adopted in accordance

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with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Buyer contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Buyer, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Buyer as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Company, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject.

(d)	Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

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Section 3. Proxy. Subject to the last sentence of this Section 3, by execution of this Agreement, Shareholder hereby grants a revocable proxy appointing Company with full power of substitution, as the Shareholder’s attorney-in-fact and proxy, for and in the Shareholder’s name, to be counted as present, vote, express consent or dissent with respect to the Shares in the manner contemplated by Section 1 as such proxy or its proxies or substitutes shall, in their sole discretion, deem proper with respect to the Shares. The proxy granted by the Shareholder pursuant to this Section 3 is granted in consideration of Company entering into the Merger Agreement and incurring the obligations therein. If the Shareholder fails for any reason to be counted as present, consent or vote the Shares in accordance with the requirements of Section 1 (or anticipatorily breaches such section), then Company shall have the right to cause to be present, consent or vote the Shares in accordance with the provisions of Section 1. Notwithstanding the foregoing, the holder of such proxy shall not exercise such proxy on any matter other than as set forth in Section 1. This proxy shall automatically terminate upon the termination of this Agreement in accordance with its terms.

Section 4. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Company to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Company if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Company will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Company has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Company’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Company shall have the right to inform any third party that Company reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Company hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Company set forth in this Agreement may give rise to claims by Company against such third party.

Section 5. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (i) the Effective Time, or (ii) termination of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 6. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.

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This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 7. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his capacity as a shareholder of Buyer and it shall not apply in any manner to Shareholder in his capacity as a director of Buyer. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his fiduciary duties as a director of Buyer, if applicable.

Section 9. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the internal, substantive laws of the State of Arkansas, without regard for the law or principles of conflict of laws.

Section 10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

Section 11. Disclosure. Shareholder hereby authorizes Company and Buyer to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMMUNITY & SOUTHERN HOLDINGS, INC.

By:
Name:
Title:

SHAREHOLDER

Name:	George Gleason

Total Number of Shares of Buyer Common Stock Subject to this Agreement:

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Exhibit B

AGREEMENT AND PLAN OF BANK MERGER BY AND BETWEEN

COMMUNITY & SOUTHERN BANK AND BANK OF THE OZARKS

THIS AGREEMENT AND PLAN OF BANK MERGER (this “Plan of Bank Merger”) is made and entered into as of the      day of             , 2016, by and between Bank of the Ozarks (“Buyer Bank”) an Arkansas state banking corporation and wholly-owned subsidiary of Bank of the Ozarks, Inc. (“Buyer”), and Community & Southern Bank (“Company Bank”), a Georgia state-chartered bank and wholly-owned subsidiary of Community & Southern Holdings, Inc. (“Company”).

PREAMBLE

Each of the Boards of Directors of Company Bank and Buyer Bank deems it advisable and in the best interest of each of their respective institutions and, subject to the merger of Company with and into Buyer (the “Holding Company Merger”) as contemplated in that certain Agreement and Plan of Merger dated as of October 19, 2015 by and among Buyer, Buyer Bank, Company and Company Bank (the “Holding Company Merger Agreement”), for Company Bank to be merged with and into Buyer Bank (the “Bank Merger”) on the terms and conditions provided in this Plan of Bank Merger. At the Effective Time of the Bank Merger, the outstanding shares of common stock of Company Bank shall be cancelled, and Buyer Bank shall continue to conduct its business and operations as a wholly-owned, first-tier subsidiary of Buyer. It is intended that the Bank Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company Bank and Buyer Bank hereby make, adopt and approve this Plan of Bank Merger in order to set forth the terms and conditions of the merger of Company Bank with and into Buyer Bank.

ARTICLE ONE

TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Plan of Bank Merger, at the time the Bank Merger becomes effective under applicable law (the “Effective Time”), Company Bank shall be merged with and into Buyer Bank in accordance with the provisions of and with the effect provided in Financial Institutions Code of Georgia, as well as Arkansas Code Annotated §§ 23-48-503, 23-48-902 et seq. and Subchapter 11 of the Arkansas Business Corporation Act, with the effect provided in Arkansas Code Annotated § 4-27-1110. Buyer Bank shall be the surviving bank resulting from the Bank Merger (the “Surviving Bank”) and shall continue to be a state bank governed by the laws of the state of Arkansas. The name of the Surviving Bank shall be Bank of the Ozarks. The Bank Merger shall be consummated pursuant to the terms of this Plan of Bank Merger. The Bank Merger shall not be consummated unless and until the Holding Company Merger has been consummated and all required regulatory approvals and stockholder approvals have been received.

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1.2 Business of Surviving Bank. The business of the Surviving Bank from and after the Effective Time shall be that of a state banking corporation organized under the laws of the state of Arkansas. The business of the Surviving Bank shall be conducted from its main office and at its legally established branches, which shall also include all branches, whether in operation or approved but unopened, at the Effective Time.

1.3 Charter. The Articles of Incorporation of Buyer Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank immediately following the Effective Time, until otherwise amended or repealed.

1.4 Bylaws. The bylaws of Buyer Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank immediately following the Effective Time, until otherwise amended or repealed.

1.5 Directors and Officers.

(a) The directors of the Surviving Bank from and after the Effective Time shall consist of the incumbent directors of Buyer Bank, who shall serve as directors of the Surviving Bank from and after the Effective Time in accordance with the bylaws of the Surviving Bank.

(b) The principal officers of the Surviving Bank upon the Effective Time shall be the incumbent principal officers of Buyer Bank, who shall serve as officers of the Surviving Bank from and after the Effective Time in accordance with the bylaws and at the pleasure of the board of directors of the Surviving Bank.

ARTICLE TWO

MANNER OF CONVERTING SHARES

2.1 Conversion of Shares. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holders thereof, the shares of the constituent bank shall be converted as follows:

(a) Each share of Buyer Bank common stock issued and outstanding at the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Each share of Company Bank common stock issued and outstanding at the Effective Time shall be cancelled upon the Effective Time, and no consideration shall be delivered in exchange therefor.

2.2 Exchange Procedures. Promptly after the Effective Time, the sole stockholder of Company Bank shall surrender the certificate or certificates representing the common stock of Company Bank owned by it to the Surviving Bank.

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ARTICLE THREE

TERMINATION

3.1 Termination. Notwithstanding any other provision of this Plan of Bank Merger, and notwithstanding the approval of this Plan of Bank Merger by the stockholders of Buyer Bank and Company Bank, this Plan of Bank Merger shall be terminated and the Bank Merger shall be abandoned automatically and without the necessity of any further action by any party in the event of the termination of the Holding Company Merger Agreement, and this Plan of Bank Merger may be terminated and the Bank Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of Buyer Bank and the Board of Directors of Company Bank; or

(b) By the Board of Directors of either Buyer Bank or Company Bank in the event that the Bank Merger shall not have been consummated by June 30, 2016; or

(c) By the Board of Directors of either Buyer Bank or Company Bank in the event that any of the conditions precedent to the consummation of the Bank Merger cannot, through no fault of the terminating party, be satisfied or fulfilled by June 30, 2016.

3.2 Effect of Termination. In the event of the termination and abandonment of this Plan of Bank Merger pursuant to Section 3.1 immediately preceding, this Plan of Bank Merger shall become void and have no effect.

IN WITNESS WHEREOF, Company Bank and Buyer Bank have entered into this Plan of Bank Merger as of the date first set forth above.

COMMUNITY & SOUTHERN BANK		BANK OF THE OZARKS
a Georgia banking corporation		an Arkansas banking corporation

By:		By:
Name:	Pat Frawley	Name:	Dennis James
Title:	Chief Executive Officer	Title:	Executive Vice President and Director of Mergers and Acquisitions

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